UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
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GREENHILL & CO., INC.
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March 20, 2019
Dear Stockholders:
You are cordially invited to join us for our 2019 annual meeting of stockholders, which will be held on Wednesday, April 24, 2019, at 10:30 am ET, at Greenhill & Co., Inc., 300 Park Avenue, New York, New York 10022. Holders of record of our common stock as of March 15, 2019 are entitled to notice of, and to vote at, the 2019 annual meeting.
The Notice of Annual Meeting of Stockholders and the proxy statement that follow describe the business to be conducted at the meeting. We also will report on matters of current interest to our stockholders.
We hope you will be able to attend the meeting. However, even if you plan to attend in person, please vote your shares promptly to ensure they are represented at the meeting. You may submit your proxy vote by completing and signing the enclosed proxy card and returning it in the envelope provided. If you decide to attend the meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting. Stockholders of record also have the option of voting their shares via the Internet or by telephone. Instructions on how to vote via the Internet or by telephone are on the proxy card.
If your shares are held in the name of a broker, bank, trust or other nominee, you will need proof of ownership to be admitted to the meeting and a valid proxy to vote at the meeting, as described under “How can I attend the meeting?” on page 3 of the proxy statement.
We look forward to seeing you at the annual meeting.

Sincerely,

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	Wednesday, April 24, 2019 at 10:30 a.m., Eastern Time

Place:	Greenhill & Co., Inc. 300 Park Avenue New York, New York 10022

Items of Business:	1. The election of directors.

2. Advisory vote to approve named executive officer compensation.

3. Stockholder Proposal - Directors to be Elected by Majority Vote.

4. The ratification of the selection of Ernst & Young LLP as Greenhill’s independent auditors for the year ending December 31, 2019.

5. The approval of Greenhill’s 2019 Equity Incentive Plan.

6. Any other business that may properly be considered at the meeting or at any adjournment of the meeting.

Record Date:	You may vote if you were a stockholder of record at the close of business on March 15, 2019.

Voting by Proxy, via the Internet or by telephone:
Whether or not you plan to attend the annual meeting in person, please vote your shares by proxy or via the Internet or by telephone to ensure they are represented at the meeting. You may submit your proxy vote by completing, signing and promptly returning the enclosed proxy card by mail. Instructions on how to vote via the Internet or by telephone are on the proxy card.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on April 24, 2019:
Our Proxy Statement and our Annual Report, which includes our Form 10-K for the fiscal year ended December 31, 2018, are available free of charge on our website at:
https://www.greenhill.com/investor/report.

By Order of the Board of Directors

Harold J. Rodriguez, Jr.
Chief Financial Officer

TABLE OF CONTENTS

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i

Greenhill & Co., Inc. (which we refer to as “Greenhill”, “we”, the “Company” or the “Firm” in this proxy statement) is soliciting proxies for use at the annual meeting of stockholders to be held on April 24, 2019 and at any adjournment or postponement of the meeting. This proxy statement and the enclosed proxy card are first being mailed or given to stockholders on or about March 22, 2019.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the meeting?
At our annual meeting, stockholders will act upon the matters outlined in the Notice of Annual Meeting of Stockholders. These include the election of directors, an advisory vote on our named executive officer compensation, a vote on a stockholder proposal, if properly presented, and the ratification of the selection of our independent auditors. Also, management will report on matters of current interest to our stockholders and respond to questions.
Who is entitled to vote at the meeting?
The Board has set March 15, 2019, as the record date for the annual meeting. If you were a stockholder of record at the close of business on March 15, 2019, you are entitled to vote at the meeting. As of the record date, 20,692,109 shares of common stock were issued and outstanding and, therefore, eligible to vote at the meeting.
What are my voting rights?
Holders of our common stock are entitled to one vote per share. Therefore, a total of 20,692,109 votes are entitled to be cast at the meeting. There is no cumulative voting.
How many shares must be present to hold the meeting?
In accordance with our bylaws, holders of a majority of the outstanding shares of common stock entitled to vote at a meeting of stockholders must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. Shares are counted as present at the meeting if:

•	you are present in person at the meeting;

•	you have properly submitted a proxy card by mail; or

•	you have properly voted via the Internet or by telephone.
How do I submit my proxy vote?
If you are a stockholder of record, you can give a proxy to be voted at the meeting by completing, signing and mailing the enclosed proxy card.
If you hold your shares in “street name,” you must vote your shares in the manner prescribed by your broker, bank, trust or other nominee. Your broker, bank, trust or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing the broker, bank, trust or nominee how to vote your shares.
What is the difference between a stockholder of record and a “street name” holder?
If your shares are registered directly in your name, you are considered the stockholder of record with respect to those shares.
If your shares are held in a stock brokerage account or otherwise by a broker, bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the stockholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using the method described above under “How do I submit my proxy vote?”
What does it mean if I receive more than one proxy card?
If you receive more than one proxy card, it means that you hold shares registered in more than one account. To ensure that all of your shares are voted, sign and return each proxy card you receive.

How do I vote via the Internet or by telephone?
Internet and telephone voting information is provided on the proxy card. A control number, which is the number located below the account number on the proxy card, is designated to verify a stockholder’s identity and allow the stockholder to vote the shares and confirm that the voting instructions have been recorded properly. If you vote via the Internet or by telephone, please do not return a signed proxy card. Stockholders who hold their shares through a bank or broker can vote via the Internet or by telephone if that option is offered by the bank or broker.
Can I vote my shares in person at the meeting?
If you are a stockholder of record, you may vote your shares in person at the meeting by completing a ballot at the meeting. Even if you currently plan to attend the meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the meeting. If you submit your vote by proxy and then decide to vote in person at the annual meeting, the vote you submit at the meeting will override your proxy vote.
If you are a street name holder, you may vote your shares in person at the meeting only if you obtain and bring to the meeting a signed letter or other proxy from your broker, bank, trust or other nominee giving you the right to vote the shares at the meeting.
What vote is required for the election of directors or for the other proposals to be approved?
The approval of a plurality of the affirmative votes cast at the meeting, even if less than a majority, is required for the election of directors. The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting is required to approve the advisory vote on named executive officer compensation, to approve the stockholder proposal, to ratify the selection of our independent auditors and to approve our 2019 Equity Incentive Plan.
How are votes counted?
You may either vote “FOR” or “WITHHOLD” authority to vote for each nominee for the Board of Directors. You may vote “FOR”, “AGAINST” or “ABSTAIN” on the other proposals. The advisory vote to approve named executive officer compensation, as well as the ratification of the selection of Ernst & Young LLP as independent auditor, are not binding on the Board of Directors, but we value your votes and will consider the results carefully.
If you submit your proxy or vote via the Internet or by telephone but abstain from voting on one or more matters or withhold authority to vote, your shares will be counted as present at the meeting for the purpose of determining a quorum. Your shares also will be counted as present at the meeting for the purpose of calculating the quorum if you attend, even if you abstain from voting or withhold authority to vote.
Other than for the election of directors, if you abstain from voting on a proposal, your abstention has the same effect as a vote against that proposal.
Broker non-votes will have no effect and will not be counted towards the vote total for any proposal.
What are “Broker Non-Votes”?
Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still use its discretion to vote the shares with respect to matters that are considered to be “routine,” such as the proposal to ratify the selection of our independent auditors, but not with respect to “non-routine” matters. Under the rules and interpretations of the New York Stock Exchange, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors, even if not contested, advisory votes on executive compensation and the approval of an equity incentive plan. Broker non-votes are counted toward a quorum.
Therefore, if member brokers do not receive instructions from the beneficial owner of the shares, they may only vote on the proposal to ratify the selection of our independent auditors. We therefore urge you to give voting instructions to your broker on all proposals.

How does the Board recommend that I vote?
The Board of Directors recommends a vote:

•	FOR all of the nominees for director;

•	FOR the advisory vote to approve our named executive officer compensation;

•	NO RECOMMENDATION for the stockholder proposal;

•	FOR the ratification of the selection of Ernst & Young LLP as Greenhill’s independent auditors for the year ending December 31, 2019; and

•	FOR the approval of our 2019 Equity Incentive Plan.
What if I do not specify how I want my shares voted?
If you submit a signed proxy card or vote via the Internet or by telephone but do not specify how you want to vote your shares, we will
(a) vote your shares:

•	FOR all of the nominees for director;

•	FOR the advisory vote to approve our named executive officer compensation;

•	FOR the ratification of the selection of Ernst & Young LLP as Greenhill’s independent auditors for the year ending December 31, 2019; and

•	FOR the approval of our 2019 Equity Incentive Plan.
(b) Not vote your shares either FOR or AGAINST the stockholder proposal
Can I change my vote after submitting my proxy?
Yes. Whether you vote by mail, via the Internet or by telephone, you may revoke your proxy and change your vote at any time before your proxy is voted at the annual meeting, in any of the following ways:

•	By sending a written notice of revocation to Greenhill, attention Secretary;

•	By submitting a later-dated proxy;

•	By voting via the Internet or by telephone at a later time; or

•	By voting in person at the meeting.
Will my vote be kept confidential?
Yes. We have procedures to ensure that, regardless of whether stockholders vote by mail, via the Internet, by telephone or in person, (1) all proxies, ballots and voting tabulations that identify stockholders are kept confidential, except as disclosure may be required by federal or state law or expressly permitted by a stockholder; and (2) voting tabulations are performed by an independent third party.
How can I attend the meeting?
You may be asked to present valid picture identification, such as a driver’s license or passport, before being admitted to the meeting. You also will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from your broker, bank, trust or other nominee are examples of proof of ownership.
Please let us know if you plan to attend the meeting when you return your proxy by marking the attendance box on the proxy card.
Who pays for the cost of proxy preparation and solicitation?
Greenhill pays for the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokerage firms, banks, trusts or other nominees for forwarding proxy materials to street name holders. We have also hired Georgeson Inc. to assist in the solicitation and distribution of proxies, for which they will receive a fee of $13,500, as well as reimbursement for certain out-of-pocket costs and expenses.
We are soliciting proxies primarily by mail. In addition, our directors, officers and other employees may solicit proxies by telephone or facsimile or personally. These individuals will receive no additional compensation for their services beyond their regular compensation.

SECURITY OWNERSHIP OF DIRECTORS, OFFICERS AND CERTAIN BENEFICIAL OWNERS
Our executive officers and directors are encouraged to own Greenhill common stock, par value $0.01 per share, to further align management’s and stockholders’ interests. In addition, we have adopted stock ownership guidelines applicable to our named executive officers. See “Executive Compensation—Compensation Discussion and Analysis—Other Compensation Program and Governance Features” below for a description of these guidelines.
The following table shows how many shares of our common stock were beneficially owned as of March 15, 2019, by each of our directors and executive officers named in the 2018 Summary Compensation Table in this proxy statement, and by all of our directors and executive officers as a group. To the best of our knowledge, based on filings made under Section 13(d) and Section 13(g) of the Securities Exchange Act of 1934, as amended (“Filings”), except as noted below, no stockholder beneficially owned more than five percent of our common stock as of March 15, 2019. The percentage has been calculated on the basis of 20,692,109 shares of common stock outstanding as of March 15, 2019 (excluding treasury stock).
The address for each listed stockholder (other than as indicated in the notes) is: c/o Greenhill & Co., Inc., 300 Park Avenue, New York, New York 10022. To our knowledge, except as indicated in the footnotes to this table, pursuant to applicable community property laws or as indicated in the Filings made by institutional stockholders, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent
Directors and Named Executive Officers:
Robert F. Greenhill (1)	2,382,332	11.5%
Scott L. Bok (2)	1,690,802	8.2%
Kevin M. Costantino	24,261	*
David A. Wyles	—	*
Harold J. Rodriguez, Jr. (3)	126,070	*
Steven F. Goldstone	37,569	*
Meryl D. Hartzband	2,311	*
Stephen L. Key	23,150	*
John D. Liu	10,474	*
Karen P. Robards	15,327	*
All Directors and Executive Officers as a group (10 persons)	4,312,296	20.8%
5% Stockholders:
BlackRock, Inc. (4)	2,755,464	13.3%
The Vanguard Group (5)	2,110,534	10.2%
Capital World Investors (6)	1,169,700	5.7%
Dimensional Fund Advisors LP (7)	1,121,554	5.4%

*	Less than 1% of the outstanding shares of common stock.

(1)
Mr. Greenhill’s beneficial ownership is calculated by attributing to him all shares of our common stock owned by him and by three entities controlled by him: (i) Greenhill Family Limited Partnership, a Delaware limited partnership, which owns 989,524 of our shares, (ii) Riversville Aircraft Corporation II, a Delaware corporation, which owns 239,680 of our shares and (iii) Socatean Partners, a Connecticut general partnership, which owns 799,480 of our shares. Mr. Greenhill expressly disclaims beneficial ownership of the shares of common stock held by other members of his family in Greenhill Family Limited Partnership.

(2)
Mr. Bok’s beneficial ownership is calculated by attributing to him all shares of our common stock owned by him and by three entities: (i) Bok Family Partners, L.P., which owns 728,243 of our shares, (ii) Bok Family Foundation, which owns 288,783 of our shares and (iii) Scott L. Bok November 2018 Annuity Trust, which owns 409,859 of our shares. Mr. Bok expressly disclaims beneficial ownership of securities owned by Bok Family Partners, L.P. and of the shares held by the Bok Family Foundation.

(3)	Includes 52,285 shares held by Jacquelyn F. Rodriguez, the wife of Harold J. Rodriguez, Jr.

(4)
The address and business telephone number for BlackRock, Inc. are 55 East 52nd Street, New York, NY 10022 and (212) 810-5300, respectively. This information is based on the most recent Schedule 13G/A filed by BlackRock, Inc. on January 28, 2019.

(5)
The address and business telephone number for The Vanguard Group are 100 Vanguard Blvd., Malvern, PA 19355 and (610) 669-1000, respectively. This information is based on the most recent Schedule 13G/A filed by The Vanguard Group on February 11, 2019.

(6)
The address and business telephone number for Capital World Investors are 333 South Hope Street, 55th Floor, Los Angeles, CA 90071 and (213) 486-9200, respectively. This information is based on the most recent Schedule 13G filed by Capital World Investors on February 14, 2019.

(7)
The address and business telephone number for Dimensional Fund Advisors LP are 6300 Bee Cave Road, Building One, Austin, TX 78746 and (512) 306-7400, respectively. This information is based on the most recent Schedule 13G filed by Dimensional Fund Advisors on February 8, 2019.

Our executive officers and directors are not permitted to hedge or otherwise dispose of the economic risk of ownership of these shares or any other shares owned by them through short sales, option transactions or use of derivative instruments. See “Executive Compensation—Compensation Discussion and Analysis—Other Compensation Program and Governance Features” below.
Messrs. Greenhill, Bok, Costantino, Rodriguez and Wyles are employees of Greenhill. As of March 15, 2019, they beneficially own approximately 20.4% of our outstanding common stock in the aggregate. In addition, as of March 15, 2019, other employees of Greenhill beneficially own approximately 3.8% of our outstanding common stock in the aggregate.

ITEM 1—ELECTION OF DIRECTORS
The number of directors currently serving on our Board of Directors (which we also refer to as our “Board”) is seven. The directors up for election are those named in this proxy statement. Each director who is elected will serve a one-year term. Each of the nominees has agreed to serve as a director if elected. If, for any reason, any nominee becomes unable to serve before the election, the persons named as proxies may vote your shares for a substitute nominee selected by the Board or the Board may reduce its size.
The nominees for election as director have provided the following information about themselves.
Robert F. Greenhill, 82, has served as our Chairman since the time of our founding in 1996 and served as our Chief Executive Officer between 1996 and October 2007. In addition, Mr. Greenhill has been a director of Greenhill & Co., Inc. since its incorporation in March 2004. Prior to founding and becoming Chairman of Greenhill, Mr. Greenhill was Chairman and Chief Executive Officer of Smith Barney Inc. and a member of the Board of Directors of the predecessor to the present Travelers Corporation (the parent of Smith Barney) from June 1993 to January 1996. From January 1991 to June 1993, Mr. Greenhill was president of, and from January 1989 to January 1991, a vice chairman of, Morgan Stanley Group, Inc. Mr. Greenhill joined Morgan Stanley in 1962 and became a partner in 1970. In 1972, Mr. Greenhill directed Morgan Stanley’s newly-formed mergers and acquisitions department. In 1980, Mr. Greenhill was named director of Morgan Stanley’s investment banking division, with responsibility for domestic and international corporate finance, mergers and acquisitions, merchant banking, capital markets services and real estate. Also in 1980, Mr. Greenhill became a member of Morgan Stanley’s management committee. We chose to nominate Mr. Greenhill as a director because he is the founder of our firm and has more than fifty years of experience in our industry. Following our Annual Meeting, we expect that Mr. Greenhill will relinquish the role of Chairman and take on the role of Founder and Senior Chairman.
Scott L. Bok, 59, has served as Chief Executive Officer since April 2010, served as Co-Chief Executive Officer between October 2007 and April 2010, and served as our U.S. President between January 2004 and October 2007. He has also served as a member of our Management Committee since its formation in January 2004. In addition, Mr. Bok has been a director of Greenhill & Co., Inc. since its incorporation in March 2004. Mr. Bok joined Greenhill as a Managing Director in February 1997. Before joining Greenhill, Mr. Bok was a Managing Director in the mergers, acquisitions and restructuring department of Morgan Stanley & Co., where he worked from 1986 to 1997, based in New York and London. From 1984 to 1986, Mr. Bok practiced mergers and acquisitions and securities law in New York with Wachtell, Lipton, Rosen & Katz. Mr. Bok also served as a member of the Board of Directors of Iridium Communications Inc., from 2009 to 2013. We chose to nominate Mr. Bok as a director because he serves as our Chief Executive Officer and has more than thirty years of experience advising on transactions. Following our Annual Meeting, we expect that Mr. Bok will add the role of Chairman.
Steven F. Goldstone, 73, has served on our Board of Directors since July 2004 and has also served as our Lead Independent Director since January 2016. He currently manages Silver Spring Group, a private investment firm. From 1995 until his retirement in 2000, Mr. Goldstone was Chairman and Chief Executive Officer of RJR Nabisco, Inc. (which was subsequently named Nabisco Group Holdings following the reorganization of RJR Nabisco, Inc.). Prior to joining RJR Nabisco, Inc., Mr. Goldstone was a partner at Davis Polk & Wardwell, a law firm in New York City. He is also the non-executive Chairman of ConAgra Foods, Inc. Mr. Goldstone served as a member of the Board of Directors of Trane, Inc. (f/k/a American Standard Companies, Inc.) from 2002 until 2008 and as a member of the Board of Directors of Merck & Co. from 2008 until 2012. Mr. Goldstone has also served as a member of the Board of Directors of The Chefs’ Warehouse, Inc. since March 2016. We chose to nominate Mr. Goldstone as a director because he was personally known to several members of our management, who respected Mr. Goldstone’s high integrity and business acumen. We believe Mr. Goldstone’s past experience in a service industry similar to ours, as well as his experience as the leader of a complex publicly traded company, enables Mr. Goldstone to provide valuable experience to our Board.
Meryl D. Hartzband, 64, has served on our Board of Directors since July 2018. Ms. Hartzband currently serves on the Board of Directors of The Navigators Group, Inc., a publicly-traded specialty insurance company listed on NASDAQ, and the Board of Directors of Conning Holdings Limited, a leading global investment management firm. Past directorships include ACE Limited, Travelers Property Casualty Corp., AXIS Capital Holdings Limited, Alterra Capital Holdings Limited, and numerous portfolio companies of the Trident Funds. She was a founding partner of Stone Point Capital, a private equity firm that focuses on investing in the global financial services industry. From 1999 to 2015, she served as the firm’s Chief Investment Officer and as a member of the Investment Committees of the Trident Funds. Prior to that, she was a Managing Director at J.P. Morgan Chase & Co., where, during a 16-year career, she specialized in managing private equity investments in the financial services industry. We believe Ms. Hartzband’s specialty knowledge around strategies for investment portfolios in the insurance industry and her financial background, as well as her experiences as a director of several public and private companies, provide valuable perspectives to our Board.
Stephen L. Key, 75, has served on our Board of Directors since May 2004. Since 2003, Mr. Key has been the sole proprietor of Key Consulting, LLC. From 1995 to 2001, Mr. Key was the Executive Vice President and Chief Financial Officer of Textron Inc., and from 1992 to 1995, Mr. Key was the Executive Vice President and Chief Financial Officer of ConAgra, Inc. From 1968 to 1992, Mr. Key worked at Ernst & Young, serving in various capacities, including as the Managing Partner of Ernst & Young’s New York Office from 1988 to 1992. Mr. Key is a Certified Public Accountant in the State of New York. Mr. Key served as a member of the Board of Directors of Fairway Group Holdings Corp. from 2012 to 2016 and as Chairman of the Audit Committee of the Board of Directors of Fairway Group Holdings Corp. from 2013 to 2016. Mr. Key has also served as a member of the Board of Directors of Sitel, Inc. from 2007 until 2008, as a member of the Board of Directors of Forward Industries, Inc. from 2010 until 2012, and as a member of the Board of Directors of 1-800-Contacts, Inc. from 2005 to 2012. We chose to nominate Mr. Key as a director because he was personally known to several members of our management, who respected Mr. Key’s high integrity and financial expertise. We believe Mr. Key’s deep accounting experience, his service on the board of directors and audit committees of other public companies and his previous management experience at several public companies add significant support both to the Board of Directors and the management team in considering accounting, finance and related matters.
John D. Liu, 51, has served on our Board of Directors since June 2017. Since March 2008, Mr. Liu has been the chief executive officer of Essex Equity Management, a financial services company, and managing partner of Richmond Hill Investments, an investment management firm. Prior to that time, Mr. Liu was employed for 12 years by Greenhill until March 2008 in positions of increasing responsibility, including as chief financial officer from January 2004 to March 2008 and as co-head of U.S. Mergers and Acquisitions from January 2007 to March 2008. Earlier in his career, Mr. Liu worked at Wolfensohn & Co. and was an analyst at Donaldson, Lufkin & Jenrette.  Mr. Liu also serves as a member of the Board of Directors of Whirlpool Corporation. We chose to nominate Mr. Liu as a director because he was personally known to several members of management and the board of directors, who respected Mr. Liu’s high integrity and financial expertise. We believe Mr. Liu’s significant finance and accounting experience, his service on the board of directors and audit committee of another public company and his previous management experience at Greenhill and other financial services companies bring valuable perspectives to the oversight of our business.
Karen P. Robards, 69, has served on our Board of Directors since April 2013. Since 1987, Ms. Robards has been a principal of Robards & Company, LLC, a consulting and private investment firm. From 1976 to 1987, Ms. Robards was an investment banker at Morgan Stanley where she served as head of its healthcare investment banking activities. Ms. Robards currently serves as Co-Chair of the Fixed Income Board at BlackRock and a member of the Audit Committee of the BlackRock Fixed Income Funds. Ms. Robards served as a member of the Board of Directors of AtriCure, Inc., a medical device company, from 2000 to May 2017. From 1996 to 2005, Ms. Robards served as a director of Enable Medical Corporation, a developer and manufacturer of surgical instruments, which was acquired by AtriCure, Inc. in 2005. From 2007 to 2010, Ms. Robards also served as a director of Care Investment Trust, a publicly held real estate investment trust focusing on investment opportunities in the healthcare industry. We chose to nominate Ms. Robards as a director because of her high integrity and business acumen. We believe Ms. Robards’ past experience in our industry, as well as her experience as a director of several public and private companies, enables Ms. Robards to provide valuable experience to our Board.
The Board of Directors unanimously recommends a vote FOR the election of all of the director nominees. Proxies will be voted FOR the election of the nominees unless otherwise specified.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
The Board of Directors conducts its business through meetings of the Board and the following standing committees: Audit, Compensation, and Nominating and Governance. Each of the standing committees has adopted and operates under a written charter. Our Corporate Governance Guidelines also provide for a Lead Independent Director. All of our corporate governance documents, including our written committee charters, our Corporate Governance Guidelines, our Code of Business Conduct and Ethics and our Related Person Transaction Policy, are available on our website at www.greenhill.com. The written charters, the Guidelines, the Code and the Related Person Transaction Policy are also available in print to any stockholder who requests them.

Meetings of the Independent Directors
In addition to the committees of the Board of Directors described below, our non-employee directors meet regularly in executive sessions in which our employee directors (Messrs. Greenhill and Bok) and other members of management do not participate. The Lead Independent Director (Mr. Goldstone) serves as the presiding director of these executive sessions.

Committees of the Board

Audit Committee
Members:
Stephen L. Key (Chair)
Meryl D. Hartzband
John D. Liu
Karen P. Robards
The Audit Committee is a separate committee established in accordance with Rule 10A-3 under the Securities Exchange Act of 1934. The Board of Directors has determined that all members of the Audit Committee are “independent” as that term is defined in the applicable New York Stock Exchange listing standards and regulations of the Securities and Exchange Commission and that all members are financially literate as required by the applicable New York Stock Exchange listing standards. The Board of Directors also has determined that Mr. Key is an “audit committee financial expert” as defined by applicable regulations of the Securities and Exchange Commission.
The Audit Committee’s purpose is to oversee the independent auditor’s qualifications, independence and performance, the integrity of our financial statements, the performance of our internal audit function and independent auditors and compliance with legal and regulatory requirements. The Audit Committee has sole authority to retain and terminate the independent auditors and is directly responsible for the compensation and oversight of the work of the independent auditors. The Audit Committee reviews and discusses with management and the independent auditors the annual audited and quarterly financial statements, reviews the integrity of the financial reporting processes, both internal and external, and prepares the Audit Committee Report included in the proxy statement in accordance with the rules and regulations of the Securities and Exchange Commission. The Audit Committee met six times during 2018. In addition, the SEC Subcommittee of the Audit Committee, which is responsible for reviewing periodic reports of Greenhill filed with the SEC to the extent not previously reviewed by the Audit Committee, met twice during 2018. Mr. Key is the sole member of the SEC Subcommittee, although other Audit Committee members participate in SEC Subcommittee meetings from time to time.
Compensation Committee
Members:
Steven F. Goldstone (Chair)
Stephen L. Key
John D. Liu
The Compensation Committee, comprised entirely of independent, non-employee directors, is responsible for establishing and administering our policies involving the compensation of our executive officers. The Board of Directors has determined that all members of the Compensation Committee are “independent” as that term is defined in applicable New York Stock Exchange listing standards. The Compensation Committee oversees our compensation and benefits policies generally, evaluates senior executive performance, oversees and sets compensation for our senior executives and reviews management’s succession plan. The Compensation Committee evaluates our compensation philosophy, goals and objectives generally, and it approves corporate goals related to the compensation of our senior executives (including the Chief Executive Officer), and approves compensation and compensatory arrangements applicable to our other executive officers based on our compensation goals and objectives. See “Executive Compensation—Compensation Discussion and Analysis” for more information on the Compensation Committee’s role in determining compensation. In addition, the Compensation Committee is responsible for reviewing and recommending the establishment of broad-based incentive compensation, equity-based, retirement or other material employee benefit plans, and for discharging any duties under the terms of our equity incentive plan. The Compensation Committee met twice during 2018.
Compensation Committee Interlocks and Insider Participation
No employee of Greenhill serves on the Compensation Committee. John D. Liu served on the Compensation Committee during 2018 and previously served as Greenhill’s chief financial officer from January 2004 to March 2008 and as co-head of U.S. Mergers and Acquisitions from January 2007 to March 2008. The Compensation Committee members have no other interlocking relationships as defined by the Securities and Exchange Commission.
Nominating and Governance Committee
Members:
Karen P. Robards (Chair)
Steven F. Goldstone
Stephen L. Key
John D. Liu
The Board of Directors has determined that all members of the Nominating and Governance Committee are “independent” as that term is defined in applicable New York Stock Exchange listing standards. The Nominating and Governance Committee identifies and recommends individuals qualified to become members of the Board of Directors and recommends to the Board sound corporate governance principles and practices for Greenhill. In particular, the Committee assesses the independence of all Board members, identifies and evaluates candidates for nomination as directors, recommends the slate of director nominees for election at the annual meeting of stockholders and to fill vacancies between annual meetings, recommends qualified members of the Board for membership on committees, oversees the director orientation and continuing education programs, reviews the Board’s committee structure, reviews and assesses the adequacy of our Corporate Governance Guidelines, evaluates the annual evaluation process for the Board and Board committees and is charged with overseeing our Related Person Transaction Policy. The Nominating and Governance Committee met once during 2018.

Meeting Attendance
Our Corporate Governance Guidelines provide that our directors are expected to attend meetings of the Board and of the committees on which they serve. We do not have a policy requiring directors to attend our annual meeting of stockholders. The Board met six times during 2018. All of our directors attended the annual meeting of stockholders in 2018, and all of our directors attended at least 75% of the Board and committee meetings on which the directors served.

Procedures for Contacting the Board of Directors
Communications to the Board, the independent directors, or to individual directors can be sent by U.S. mail to the Board of Directors, c/o Greenhill, 300 Park Avenue, New York, New York, 10022 (attention: Secretary).

Procedures for Selecting and Nominating Director Candidates
In evaluating the appropriate characteristics of candidates for service as a director, the Nominating and Governance Committee takes into account many factors. At a minimum, director candidates must demonstrate high standards of ethics, integrity and professionalism, independence, sound judgment, community leadership and meaningful experience in business, law or finance or other appropriate endeavor. In addition, the candidates must be committed to representing the long-term interests of our stockholders. In addition to these minimum qualifications, the Committee also considers other factors it deems appropriate based on the current needs of the Board, including specific business and financial expertise currently desired on the Board, experience as a director of a public company and diversity. The Committee does not have any formal diversity policy. With these factors and characteristics in mind, the Committee will generally begin its search by discussing potential candidates with existing members of the Board and management. The Committee will also reassess the qualifications of a director, including the director’s past contributions to the Board and the director’s attendance and contributions at Board and committee meetings, prior to recommending a director for reelection to another term.
Our Board of Directors has adopted procedures by which stockholders may recommend nominees to the Board. The Nominating and Governance Committee will consider any director candidate recommended by stockholders in accordance with the procedures set out in our bylaws and applicable law on the same basis as it considers other director candidates. Stockholders may also submit a letter and relevant information about the candidate to the Secretary at Greenhill & Co., Inc., 300 Park Avenue, New York, New York 10022.

Board Leadership Structure and Role in Risk Oversight
In January 2016, our Board of Directors amended our Corporate Governance Guidelines to provide for a “Lead Independent Director” and appointed Steven F. Goldstone to this role. The Lead Independent Director’s responsibilities include:

(1)	Chair any meeting of the Board at which the Chairman is not present, including executive sessions of non-management or independent directors;

(2)	Have the authority to call meetings of the non-management or independent directors;

(3)	Meet with any director who is not adequately performing his or her duties as a member of the Board or any committee;

(4)
Facilitate communications between other members of the Board and the Chairman of the Board and/or the Chief Executive Officer by serving as the principal liaison; however, each director is free to communicate directly with the Chairman of the Board and with the Chief Executive Officer;

(5)
Monitor, with the assistance of the Company’s Chief Executive Officer, Chief Financial Officer and General Counsel, communications from stockholders and other interested parties, report on such communications to the other directors as he or she considers appropriate, and be available, when appropriate, for consultation and direct communication with stockholders;

(6)
Work with the Chairman of the Board and the CEO in the preparation of the agenda for each Board meeting and approve the agendas to be sent to the Board; and be available to review information to be sent to the Board when appropriate;

(7)
Work with the Chairman of the Board in determining the need for special meetings of the Board, and approve the number and frequency of Board meetings and meeting schedules, assuring there is sufficient time for discussion of all agenda items; and

(8)	Otherwise consult with the Chairman of the Board and/or the Chief Executive Officer on matters relating to corporate governance and Board performance.
Our Board of Directors, under the guidance of the Nominating and Governance Committee, reviews the structure of our Board of Directors and its committees each year as a part of its annual self-evaluation process, and in that context considers, among other things, issues of structure and leadership, including whether the offices of Chairman of the Board and Chief Executive Officer should be combined or separate, and whether the Board’s leadership structure is appropriate given the characteristics or circumstances of the Company. With Mr. Greenhill’s decision to step down as Chairman of the Board following the Annual Meeting in April 2019, the Board believes that having Mr. Bok serve as both CEO and Chairman of the Board is the most appropriate leadership structure for the Company. Mr. Bok is the director most familiar with the Company’s business operations and the industry in which it operates, and best positioned to set and execute the Company’s business strategies. In addition, the combined role of Chairman and CEO will provide enhanced efficiency, effective decision making and clear accountability.
The Board of Directors is satisfied that its current structure and processes are well suited for the Company, given its simple business model, employee stock ownership and size.
Management is principally responsible for managing risks within the businesses on a day-to-day business. The Board of Directors has delegated risk management and oversight to the Audit Committee. The Audit Committee receives from management regular reports on risk matters, including financial, legal and regulatory risks, at its quarterly meetings. The Audit Committee also receives an annual report on legal, regulatory and compliance matters from the Greenhill Global Compliance Committee. The Audit Committee oversees the Company’s periodic risk assessments and risk-based internal audits. In addition, the Audit Committee meets regularly with the Chief Compliance Officer, Chief Financial Officer and General Counsel of Greenhill as well as its external and internal auditors, to discuss issues related to risk management. The Audit Committee, in turn, reports any material risk issues which may arise to the full Board of Directors. The Board of Directors’ administration of risk oversight has no impact on its leadership structure.

Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics applicable to all of our directors and employees, including our principal executive officers, principal financial officer, principal accounting officer, controller and other employees performing similar functions. A copy of this Code of Business Conduct and Ethics is available on our website at www.greenhill.com.

We intend to post on our website any amendment to, or waiver from, a provision of our Code of Business Conduct and Ethics that applies to our principal executive officers, principal financial officer, principal accounting officer, controller and other persons performing similar functions within four business days following the date of such amendment or waiver.

DIRECTOR COMPENSATION TABLE

2018 Director Compensation (1)

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total
Steven F. Goldstone	$—	$124,997	$124,997
Meryl D. Hartzband (2)	23,237	31,256	54,493
Stephen L. Key (3)	70,017	69,983	140,000
John D. Liu	62,501	62,499	125,000
Karen P. Robards	93,737	31,263	125,000

(1)
These amounts reflect the aggregate grant date fair value determined in accordance with FASB ASC Topic 718 for awards related to 2018 pursuant to our Equity Incentive Plan. As these awards are fully vested, the entire expense arising from them is recognized in the year the services were rendered to which they relate.

(2)	The amounts for Meryl D. Hartzband reflect the partial year compensation for Ms. Hartzband, who joined our Board of Directors in July 2018.

(3)	The amounts for Stephen L. Key reflect the additional annual retainer of $15,000 that he receives for service as chairman of the Audit Committee as more fully described below.
During 2018, directors who were not Greenhill employees received an annual retainer of $125,000 for service on our Board of Directors payable at their option either in cash or stock or a combination thereof. No separate meeting fees were paid. The chairman of the Audit Committee received an additional annual retainer of $15,000, which was paid at his option in a combination of cash and stock. We have not retained any compensation consultants to advise on director compensation.
It is our policy to ask our non-employee directors to retain any stock granted to them as compensation until such time as they complete their service on the Board, subject to exceptions for unforeseen personal circumstances. As of December 31, 2018, all of our non-employee directors owned stock in the Company. Our non-employee directors are also prohibited from hedging or otherwise disposing of the economic risk of ownership of any of our shares owned by them through short sales, option transactions or other derivative instruments. As a result, we believe our non-employee directors have a demonstrable and significant interest in increasing the stockholders’ value over the long term.
Our non-employee directors will be reimbursed for reasonable out-of-pocket expenses incurred in connection with their service on the Board and the Board committees. Employees of Greenhill who also serve as directors receive compensation for their services as employees, but they do not receive any additional compensation for their service as directors. No other compensation is paid to our Board members in their capacity as directors. Non-employee directors do not participate in our employee benefit plans. See discussion under “Certain Relationships and Related Transactions—Related Transactions Involving our Directors and Executive Officers—Other Compensation” for a description of the compensation paid to Robert F. Greenhill, who is the Chairman of our Board of Directors and an employee of Greenhill, but is not an executive officer.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
We recognize that transactions between us and any of our directors or executives can present potential or actual conflicts of interest or create the appearance that our decisions are based on considerations other than what is in the best interests of the firm and our stockholders. We also recognize that at times, such transactions may actually be in the best interests of the Company.

Related Person Transaction Policy
We have adopted a written related person transaction policy, which is administered by the Nominating and Governance Committee. This policy applies to any transaction or series of related transactions or any material amendment to any such transaction involving a related person and the Company or any subsidiary of the Company. For the purposes of the policy, “related persons” consist of executive officers, directors, director nominees, any stockholder beneficially owning more than 5% of the Company’s common stock, and immediate family members of any such persons. Under the policy, the transaction will be referred to the General Counsel, the Chief Executive Officer and/or the Nominating and Governance Committee for review depending on the identity of the “related person.” Such reviewer will review, approve or ratify the transaction, taking into account all relevant facts and circumstances, including without limitation the commercial reasonableness, the benefit and perceived benefit or lack thereof, to the Company, the availability and/or opportunity costs of alternate transactions, the materiality and character of the related person’s direct or indirect interest, and the actual or apparent conflict of interest of the related person. No reviewer may participate in any review, approval or ratification of any related person transaction in which such reviewer or any of his or her immediate family members is the related person. All determinations by the Chief Executive Officer or the General Counsel under the policy will be reported to the Committee at its next regularly scheduled meeting or earlier if appropriate.

Related Transactions Involving Our Directors and Executive Officers
Other Compensation
Robert F. Greenhill, Chairman, director and employee of the Company, participates in various client revenue generating engagements as well as overall activities of the Firm. In 2018, Mr. Greenhill received a total of $834,695 in compensation, including a base salary of $600,000, as well as $55,769 in dividend equivalent payments on his outstanding equity awards and expenses of a car and driver. The cost of Mr. Greenhill’s car and driver was $178,926 in 2018 (comprised principally of compensation expense in respect of Mr. Greenhill’s driver, who is our employee). In addition, for a portion of the year, Mr. Greenhill used an aircraft owned by us for personal travel; Mr. Greenhill reimburses us for the costs associated with his personal use of the aircraft. See “Use of Corporate Aircraft” below. These perquisites were provided only to Mr. Greenhill, in recognition of his role as founder of our Firm.
Similar to our arrangements with certain senior professionals, we have an employment agreement with Mr. Greenhill that provides that he will be paid an annual base salary, in his case of $600,000, subject to annual review by the Compensation Committee, and that he may be awarded a bonus in an amount to be determined in the sole discretion of the Compensation Committee. Mr. Greenhill is also entitled to participate in all of our employee benefit plans, including, without limitation, our group health, dental and life insurance plans, 401(k) Profit Sharing Plan and Equity Incentive Plan. The employment agreement may be terminated by either party on 90 days’ notice. Under the agreement, Mr. Greenhill is subject to limitations on his ability to compete with us during the term of his employment and for a three-month period thereafter. He is also prohibited from soliciting certain of our employees for a period of six months following the termination of his employment. In addition, he is subject to obligations of confidentiality and is required to protect and use confidential information in accordance with the restrictions placed by us on its use and disclosure.
Use of Corporate Aircraft
Through our wholly-owned subsidiary Greenhill Aviation Co., LLC, we owned and operated an airplane for use by our employees for transportation on business travel and by Robert F. Greenhill and his family for transportation on business and personal travel. We bore all costs of operating the aircraft, including the cost of maintaining air and ground crews. We have an aircraft expense policy in place that sets forth guidelines for personal and business use of the airplane; in accordance with that policy, Mr. Greenhill reimbursed the Company for the actual out-of-pocket costs associated with his operation of the Company’s aircraft in connection with the personal use thereof by Mr. Greenhill. In 2018, Mr. Greenhill reimbursed us $151,230 for such costs incurred in 2018. No other employees used the aircraft for personal travel in 2018. The airplane was sold to an independent third-party in 2018.
In addition, employees of Greenhill from time to time use airplanes personally owned by Mr. Greenhill for business travel. In those instances, Mr. Greenhill invoices us for the travel expense on terms we believe are comparable to those we could secure from an independent third party. During 2018, we paid $7,817 to an entity controlled by Mr. Greenhill on account of such expenses.

Use of Hangar Space
Riversville Aircraft Corporation, an entity controlled by Robert F. Greenhill, used and reimbursed us for a portion of the hangar space we leased at the Westchester County Airport. In 2018, Riversville Aircraft Corporation paid us $25,600 in rent and related costs. Riversville Aircraft Corporation reimburses us for its use of a portion of the hangar space on terms we believe are comparable to those we could secure from an independent third party. We terminated our lease to rent hanger space in 2018.

Director Independence
Under applicable New York Stock Exchange listing standards, a majority of the Board of Directors must be independent, and no director qualifies as “independent” unless the Board of Directors affirmatively determines that the director has no material relationship with Greenhill. In connection with this independence determination, the Board considered transactions and relationships between each director or director nominee or any member of his or her immediate family and Greenhill and its subsidiaries and affiliates, including those reported under “Certain Relationships and Related Transactions” below. The Board also examined transactions and relationships between directors and our director nominee or their affiliates and members of Greenhill’s senior management or their affiliates. The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director or director nominee is independent.
The Board determined that none of Messrs. Goldstone, Key or Liu or Mses. Hartzband or Robards:

•	had any material relationship with Greenhill (other than as directors or as a director nominee)

•	had any material relationship, either directly or as a partner, stockholder or officer, of another organization that has a relationship with Greenhill

•	is an employee or has an immediate family member who is or has in the last three years been an executive officer of Greenhill

•	receives, or has an immediate family member who receives, more than $120,000 in direct compensation from Greenhill (other than director and committee fees)

•
is affiliated with or employed by, or has an immediate family member who is or has been within the past three years a partner of or employee of, the Greenhill audit team or a present or former internal or external auditor of Greenhill

•	is employed or has an immediate family member who is employed as an executive officer of another company where any of Greenhill’s present executives serve on the compensation committee

•
is an executive officer of a company that makes payment to or receives payments from Greenhill for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues

•
is an executive officer of any charitable organization to which Greenhill has contributed an amount in any single fiscal year in excess of $1 million or 2% of the consolidated gross revenues of such charitable organization.

As a result of this review, the Board affirmatively determined that each of our non-employee directors (Steven F. Goldstone, Meryl D. Hartzband, Stephen L. Key, John D. Liu and Karen P. Robards) is “independent” as that term is defined in the applicable New York Stock Exchange listing standards. Messrs. Greenhill and Bok cannot be considered independent directors because of their employment at Greenhill.
In addition, pursuant to our Corporate Governance Guidelines Steven F. Goldstone has served as our Lead Independent Director since January 2016.

ITEM 2—ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which was added under the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”), we are asking stockholders to approve an advisory resolution on the compensation of our named executive officers as reported in this proxy statement.
Our Board maintains a “pay for performance” philosophy that forms the foundation for Compensation Committee decisions regarding executive compensation. In addition, our compensation programs are designed to facilitate strong corporate governance. The Compensation Discussion and Analysis portion of this proxy statement contains a detailed description of our executive compensation philosophy and programs, the compensation decisions the Compensation Committee has made under those programs and the factors considered in making those decisions, including 2018 Company and individual performance, focusing on the compensation of our named executive officers. Our shareholders affirmed their support of our programs in last year’s Say on Pay results. We believe that we have created a compensation program deserving of shareholder support and we encourage our stockholders to read our Compensation Discussion and Analysis in its entirety.
We are asking our stockholders to approve the following non-binding advisory resolution at our 2019 annual meeting:
“RESOLVED, that the stockholders of Greenhill & Co., Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, which disclosure includes the Compensation Discussion and Analysis, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in the proxy statement for the Company’s 2019 annual meeting of stockholders.”
This advisory resolution, commonly referred to as “say-on-pay”, is not binding on the Compensation Committee or the Board of Directors. Although non-binding, the Board and the Compensation Committee will carefully review and consider the voting results when evaluating our executive compensation program.

The Board of Directors unanimously recommends that you vote FOR the approval of the advisory resolution to approve our named executive officer compensation. Proxies will be voted FOR the approval of this resolution unless otherwise specified.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis, or CD&A, describes our compensation objectives and programs for our “named executive officers” or “NEOs.” The CD&A also describes the specific decisions, and the process supporting those decisions, which were made with respect to 2018 for the NEOs.
For 2018, our NEOs were:

•	Scott L. Bok, Chief Executive Officer (“CEO”);

•	Kevin M. Costantino, President;

•	David A. Wyles, President; and

•	Harold J. Rodriguez, Jr., Chief Financial Officer and Chief Operating Officer.

Executive Summary
Greenhill’s 2018 Business Performance. Greenhill performed well in 2018, achieving significantly increased revenue relative to the prior year and attractive profit margins. In addition, we made substantial progress in implementing the large share repurchase program we announced in September 2017, and we positioned the Firm for future growth with very significant recruiting of senior professionals during the year.
Executive Pay Program Updates and 2018 Say on Pay Vote. Our compensation philosophy is designed to allow us to be competitive in the market for recruiting and retaining top talent, while also ensuring that our NEOs’ pay reflects both individual and company performance and is aligned with increasing value to our stockholders. At our 2018 Annual Stockholders Meeting, approximately 92% of votes cast supported Greenhill’s executive compensation program, continuing the trend of increased stockholder support over last year. In 2018, the Chair of our Compensation Committee and members of management again engaged in outreach and discussion with our stockholders to solicit their feedback on our compensation practices and to better understand the factors our stockholders consider to be most important when evaluating our executive compensation program. We believe the positive results of our say on pay vote are consistent with our view that our executive compensation program is appropriate and is responsive to our stockholder’s views. Our Compensation Committee viewed the 2018 Say on Pay vote result as supportive of our executive pay program.
2018 CEO Incentive Compensation. As described in further detail below in “—2018 Total Direct Compensation,” as part of our CEO’s long-term incentive compensation, we awarded our CEO an additional round of performance-based restricted stock units (“PRSUs”). The PRSUs tie 2019 to 2021 compensation outcomes for our CEO to multi-year revenue, operating margin and total stockholder return (“TSR”) goals, each equally weighted, as described below in “—CEO PRSU Award — 2019 to 2021”.

2018 Performance Highlights

•
Total annual revenues of $352.0 million in 2018, reflecting a 47% increase from 2017 due to a significant increase in the number and scale of both merger and acquisition transaction completion fees and transaction announcement fees.

•	Capital advisory revenues of $66.2 million in 2018, which includes record secondary capital advisory revenues in 2018.

•	Return of compensation ratio to within historic ranges prior to 2017.

•	Operating margin increase largely driven by significantly higher revenues.

•
Continued progress on the 2017 recapitalization plan designed to enhance long-term stockholder value, including a 69% increase in share price from $14.40 at the time the recapitalization plan was announced to $24.40 at December 31, 2018.

•	Recruited fifteen managing directors to expand our regional and sector advisory coverage of various industries, as well as to expand our restructuring practice.
Compensation Track Record. For the years ended December 31, 2018 and 2017 our compensation expense was $195.2 million and $160.2 million, respectively. During 2018, we incurred slightly less fixed compensation expense (base salary compensation and amortization of long-term incentive compensation) and the increase of $35.0 million, or 22%, was principally attributable to higher year-end incentive compensation for our employees, rewarding individual performances that resulted in our aggregate outcome of significantly higher revenues in 2018. The decrease in ratio of compensation to revenues to 55% in 2018 from 67% in 2017 was a function of the increased level of revenue in 2018 and returned our compensation ratio to within its historic range. Our compensation ratio in 2017 was higher than our historic range because our Compensation Committee sought to compensate our employees competitively in a year when our revenues were lower than our historic norm due to the generation of fewer large merger and acquisition fees. We intend to maintain a ratio over time within our historic range, which will be dependent upon our revenue generation, changes in headcount and other factors. We will balance this goal with our objective of retaining our core personnel and compensating them competitively in order to maintain our strong franchise, and continuing to recruit new senior bankers.
Plan for Long-Term Value Creation. Our consistent goal, over time, has been to provide our stockholders with prudent growth, robust profitability and strong return of capital, and we expect to accomplish these objectives in future years. In September 2017, we announced plans for a leveraged recapitalization to put in place a capital structure designed to enhance long-term shareholder value in the context of our then current equity valuation, existing tax rates and existing opportunities in the credit market. Under that plan, net proceeds from the borrowing of $350.0 million of term loans, which closed in early October 2017, were used to repay in full the existing bank indebtedness outstanding at the time. The remaining term loan proceeds, in addition to the proceeds from the purchase of $10.0 million of our common stock by each of our Chairman and CEO, which closed in early November 2017, were intended to be used to repurchase up to $285.0 million of our common stock (together, the term loan borrowing, common stock purchases, bank debt repayment and the plan for the repurchase of common stock constitute the “Recapitalization”). The Recapitalization plan is intended to reduce taxes, increase earnings per share and increase employee alignment with shareholders, while offering those wishing to monetize their shares a significant opportunity for liquidity.
As of March 15, 2019, we have repurchased under that plan 11,712,068 shares of our common stock at an average price of $22.55 per share for a total cost of $264.1 million and had $20.9 million remaining and authorized under our repurchase program, which we intend to implement through various means, which could include one or more of the following: open market purchases (including pursuant to 10b5-1 plans), tender offers, privately negotiated transactions and/or accelerated share repurchases. The price and timing of share repurchases, as well as the total funds ultimately expended, will be subject to market conditions and other factors, such as our results of operations, financial position and capital requirements, general business conditions, legal, tax and regulatory constraints or restrictions, any contractual restrictions and other factors deemed relevant.

Our Compensation Philosophy
Our compensation program is designed to attract, retain and motivate our professionals, reward the achievement of business results through the delivery of competitive pay and align the aggregate compensation of our employees through incentive programs with both individual and company performance. We periodically review our program and engage with our stockholders in order to gauge whether our program should be updated for changes in governance and market practices, and accordingly, our program includes several features that further our aim of rewarding our executives for performance-based results.

What We Do

Grant PRSUs as part of CEO’s annual incentive compensation	Exercise discretion to be responsive to the cyclical nature of our business and advance our goal of operating as a meritocracy
Retain an independent compensation consultant to assist the Compensation Committee	Double-trigger vesting for equity awards under a change in control scenario
Review and consider stockholder feedback in structuring executive compensation	Design incentive compensation programs taking into account tax deductibility
Broad ability of Compensation Committee to clawback deferred retention compensation, which is the largest component of NEO compensation	Maintain stock ownership guidelines for all NEOs, which guidelines are currently exceeded
Apply multi-year vesting requirements to equity awards, generally 3-5 years	Set amount of incentive award compensation taking into account financial performance of the Company
Award equity compensation to new senior hires and as part of annual incentive compensation for alignment of interests with stockholders

What We Don’t Do

No guaranteed bonus arrangements	No perquisites
No tax gross-ups	No severance agreements
No single trigger vesting on change in control	No pension benefits
No hedging or pledging permitted	No repricing of underwater stock options without stockholder approval

Our executive compensation program rests on the following key principles:

Principles of Compensation Policy
Alignment	Align interests between all our senior professionals (including our NEOs) and our stockholders
Simplicity	Our senior professionals and our stockholders can readily calculate the costs and benefits of the compensation we provide
Meritocracy (within the Firm)	Our compensation methodology is seen by our senior professionals as fair and, as a result, those professionals can work together effectively in teams to better advise clients
Effectiveness	Can attract, retain and incent talent in a highly competitive industry

Our Compensation Program Design

Components. Our NEOs’ compensation is comprised of the following components, each designed to further the principles and compensation objectives described above.

•	Base salaries - represents a fixed amount of cash compensation payable to our NEOs at a level that is competitive to the market

•
Incentive awards - represents cash bonuses and long-term equity-based awards to reward our NEOs for achievement over the year in respect of individual and Firm-wide goals, and, the case of equity-based awards, to align our NEOs’ interests with those of our stockholders

•	Participation in broad-based benefit programs

Compensation Process. The Compensation Committee, which consists entirely of independent outside directors, has the overall responsibility for evaluating and approving our executive officer base salaries, annual and long-term incentive compensation, and other compensation plans, policies and programs. The Compensation Committee maintains a dialogue with our management and its independent consultant regarding compensation, industry practices and the contributions of individual executives, and we periodically solicit feedback from our stockholders, all of which are taken into account in determining compensation. The various factors taken into account by our Compensation Committee in the process are illustrated as follows:
For purposes of determining the annual incentive compensation of our NEOs, our Compensation Committee principally evaluates the Company’s annual financial results and stockholder return, but also considers other factors, including management responsibilities, leadership role, and where applicable, the development of client relationships and execution of client engagements. Scott Bok, our CEO, after consulting with other key executives, makes recommendations to the Compensation Committee regarding both the form and amount of base salary and annual and long-term incentive compensation for each NEO and other senior professionals each year.
Incentive compensation awards are generally granted once at the beginning of each calendar year in respect of performance for the preceding year. On a limited basis, additional awards may be provided at other times of the year for recognition or to support retention. The purpose of incentive compensation awards is to reward our professionals for their contribution to our business in the preceding year and to encourage the long-term retention of our valued professionals.

In making its final determinations, our Compensation Committee initially evaluates the Firm’s financial results and strategic development, as measured by revenue growth, operating margin, and return of capital to stockholders, and implications of its decisions on total compensation expense as a percent of total revenue in any given year (i.e., the compensation ratio).
In approving NEO compensation decisions with respect to 2018, our Compensation Committee considered a variety of factors, including the following: (i) the Firm’s revenues increased 47% versus the prior year, including record secondary capital advisory revenues; (ii) the Firm’s operating margin was 23% in 2018 as compared to 3% in 2017; (iii) the successful recruitment of fifteen managing directors and (iv) the progress to enhance long-term stockholder value through execution of the Recapitalization plan. The Compensation Committee also took note, with respect to those NEOs who are actively involved in advising clients and generating revenue (our CEO and our Presidents), of their individual contributions to building client relationships, winning assignments, executing transactions and generating revenue for the Firm. With respect to our CEO, in particular, the Compensation Committee determined his 2018 compensation on the merits of his performance both as an executive in relation to the Firm’s overall results and as an investment banker. For more detail on the Compensation Committee’s considerations for our NEO’s 2018 compensation, see below under “—2018 Total Direct Compensation”.
Independent Consultant. During 2018, pursuant to its authority to retain independent advisors under its charter, the Compensation Committee again retained Compensation Advisory Partners LLC (“CAP”) as its independent compensation consultant. CAP assisted the Compensation Committee by preparing analyses and making recommendations to inform the Compensation Committee’s decisions, in particular related to CEO compensation. The Compensation Committee assessed the independence of CAP pursuant to SEC and NYSE rules, and concluded that no conflict of interest exists that would prevent CAP from providing independent advice to the Compensation Committee. CAP met with the Compensation Committee, and with the Compensation Committee Chair, outside the presence of management and will perform no other services for the Firm without the consent of the Compensation Committee Chair.

2018 Total Direct Compensation
With respect to evaluating our NEO’s compensation for 2018, the Compensation Committee generally took into account the Company’s strong performance for the year, as discussed above under “—2018 Performance Highlights”. In addition, the Compensation Committee considered the following:
Mr. Bok. In determining Mr. Bok’s compensation for 2018, the Compensation Committee considered, among other things, the Firm’s financial performance in 2018, the progress on the Recapitalization, the recruiting results achieved during the year, his management responsibilities and his role in developing, maintaining and advising key client relationships. Mr. Bok’s incentive compensation has been in the form of RSUs or PRSUs, with no cash bonuses paid since 2010. With respect to Mr. Bok’s 2018 compensation, the Compensation Committee approved $50,000 of base compensation and incentive compensation of $4,450,000 consisting of a RSU award of $2,950,000 and a PRSU award of $1,500,000. The PRSU award is fully at risk based on performance outcomes over a three-year period as more fully described below under “—CEO PRSU Award — 2019 to 2021”. Providing Mr. Bok’s incentive compensation in RSUs and PRSUs rather than cash directly aligned nearly all of his compensation with the interests of our stockholders.
To further demonstrate his alignment with creating long-term value for our stockholders, in addition to his investment of $10.0 million in our common stock in conjunction with the Recapitalization, our CEO requested, and the Compensation Committee determined, to reduce his base salary for the five-year period beginning January 1, 2018 by more than 90%, or $2,750,000 in aggregate. Accordingly, Mr. Bok’s annual base salary was reduced from $600,000 to $50,000. In recognition of this reduction in base salary, the Compensation Committee determined to provide Mr. Bok a grant of PRSUs in 2017 that are linked to the successful repayment of the borrowing used to fund the Recapitalization and valued at $2,750,000 at the grant date. These PRSUs were granted on September 25, 2017 and will vest after five years, subject to the Firm achieving the performance criteria and Mr. Bok remaining employed through the vesting date.
The following table shows the base salary and incentive compensation awarded to our CEO for the 2018, 2017 and 2016 fiscal years, considering annual performance outcomes and other relevant factors, in the manner it was considered by the Compensation Committee. This table shows incentive compensation in the year to which it relates and, accordingly, among other things, differs from (and does not replace) that contained in the Summary Compensation Table.

CEO Compensation as Considered by our Compensation Committee
Year	Salary	PRSUs In Lieu of Salary (1)	Deferred RSUs	Deferred PRSUs	Total Annual Pay (2)
2018	$50,000	$550,000	$2,950,000	$1,500,000	$5,050,000
2017	$600,000	n/a	$0	n/a	$601,000 (3)
2016	$600,000	n/a	$3,399,000	n/a	$4,000,000
(1) Represents an amount of salary that was foregone and will not be paid to Mr. Bok, and that relates to a PRSU grant in 2017, as described above.
(2) For 2017 and 2016, the values in this column include the payment by the Company of $1,000 in a matching contribution on Mr. Bok’s personal contributions to the Company’s 401(k) Profit Sharing Plan.
(3) Does not include the value of the 2017 PRSU grant to Mr. Bok in lieu of the foregone salary, as described above.
Our Other NEOs. With respect to the compensation of our other NEOs, Mr. Bok’s recommendations to the Compensation Committee focused on the relative importance of the roles played by such officers and their overall contributions to the Firm, including, where relevant, their roles in developing client relationships, executing client engagements and generating revenue and, in all cases, the complexity and difficulty of the leadership and administrative roles played by such officer, as well as the importance of retaining such officer. In addition, in determining the annual incentive compensation the Compensation Committee took into account the amount of other incentive awards made during the year.
Mr. Costantino. In recommending annual incentive compensation for Mr. Costantino, Mr. Bok considered Mr. Costantino’s role as a senior banker developing key client relationships, executing client engagements and generating revenue, while also playing a senior management and leadership role within the Firm. As President, Mr. Costantino plays a central role in managing key client relationships, monitoring business activity across the Firm, managing Firm personnel, recruiting new talent to the Firm and pursuing new strategic opportunities for the Firm. The Compensation Committee approved $600,000 of base compensation and the following incentive compensation for Mr. Costantino for his performance in 2018: a $1,490,000 cash award, and deferred compensation awards valued at $1,710,000 consisting of RSUs that will vest over four years. Total deferred equity compensation awards constituted 45% of Mr. Costantino’s total incentive compensation for 2018.
Mr. Wyles. In recommending annual incentive compensation for Mr. Wyles, Mr. Bok considered Mr. Wyles’ role as a senior banker developing key client relationships, executing client engagements and generating revenue, while also playing a senior management and leadership role within the Firm. As President, Mr. Wyles plays a central role in managing key client relationships, monitoring business activity across the Firm, managing Firm personnel, recruiting new talent to the Firm and pursuing new strategic opportunities for the Firm. The Compensation Committee approved $527,444 of base compensation and the following incentive compensation for Mr. Wyles for his performance in 2018: a $3,194,060 cash award, consisting of $1,000,000 that was paid in August 2018 and $2,194,060 that was paid in February 2019, and deferred compensation awards valued at $3,060,000, consisting of RSUs that will vest over four years. Total deferred equity compensation awards constituted 45% of Mr. Wyles’ total incentive compensation for 2018.
Mr. Rodriguez. In recommending annual incentive compensation for Mr. Rodriguez, Mr. Bok considered the various roles that Mr. Rodriguez performs for the Firm, including as Chief Operating Officer, Chief Compliance Officer and Chief Financial Officer. Among other things, he considered Mr. Rodriguez’s responsibility for corporate finance and accounting at the Firm, managing the Firm’s expenses apart from compensation, ongoing management and oversight of the operating risks of the business, and establishing and implementing uniform internal policies within the Firm. The Compensation Committee approved $600,000 of base compensation and the following incentive compensation for Mr. Rodriguez for his performance in 2018: a $400,000 cash award, and deferred compensation awards valued at $1,250,000, consisting of RSUs that will vest in equal installments on January 1, 2024 and on January 1, 2025. Total deferred equity compensation awards constituted 56% of Mr. Rodriguez’s total incentive compensation for 2018.

CEO PRSU Award — 2016 to 2018
The PRSUs awarded in 2016, our first such award, paid out based on 2016 to 2018 revenue, pre-tax profit margin and TSR goals, each equally weighted, as described below. The performance period ended on December 31, 2018, and based on the Company’s actual performance as compared to goals, a payout was made for 54% of the target number of stock units, plus cumulative dividends of $211,942 on the underlying shares.

2016-2018 Performance Period	Average Annual Revenue as a Multiple of 2015	Pre-Tax Margin	TSR
Threshold Goal (Payout Factor = 50%)	1.1x	22.0%	10.0%
Target Goal (Payout Factor = 100%)	1.15x	25.0%	15.0%
Upside Goal (Payout Factor = 200%)	1.2x	26.0%	20.0%
Maximum Goal (Payout Factor = 250%)	1.25x	28.0%	25.0%
Actual Result	1.18x	15.8%	0.5%

CEO PRSU Award — 2019 to 2021
As noted above, our Compensation Committee, in consultation with CAP, elected to include PRSUs as part of our CEO’s annual incentive compensation for the 2018 performance year, with three-year prospective goals. Similar to the previous award for the period 2016 - 2018, discussed above, the new PRSU award encompasses performance goals that would both advance our business objectives and be responsive to stockholder feedback. The PRSUs pay out, if at all, based on 2019 to 2021 revenue, operating margin and TSR goals, each equally weighted. Any compensation ultimately earned for this award will be based on performance during the three-year period ended December 31, 2021.
In February 2019, the Company awarded 59,500 units to the CEO in connection with this award. If the achievement of a performance metric is below the threshold goal, the payout factor for such performance metric will be 0%. The maximum payout under the award is 250% of the target number of stock units, or 148,750 units, plus the cumulative dividends paid on the underlying shares during the performance period.

Peer Groups - Relative Performance and Pay Levels/Practices
Competition for Talent. We operate in a highly competitive industry, where individual investment bankers can have a significant impact on both near- and long-term revenue and on their employer’s reputation. Our competitors for talent, as well as for clients, fall largely into four categories: large global banks, large regional banks, publicly listed independent investment banking firms and closely held boutique firms.
Relative Performance. When reviewing relative performance, we generally reference other public, independent investment banks: Lazard, Evercore Partners, Moelis & Co., PJT Partners and Houlihan Lokey.
Relative Pay Levels/Practices. The Compensation Committee, working with management, developed a group of peer companies which it believes provides a meaningful gauge of current pay practices and levels, as well as overall compensation trends: Lazard, Evercore Partners, Moelis & Co., PJT Partners, Houlihan Lokey, Stifel Financial Corp., and Cowen Group. For purposes of 2018 compensation, the Compensation Committee reviewed an analysis prepared by CAP regarding CEO compensation levels for 2017 (the most recent year for which comprehensive data for our peers was available), and indicative trends for 2018 year-end compensation decisions, for comparable positions at these firms. We considered the level of compensation paid by the firms in the peer group in connection with our 2018 compensation decisions; however, the Compensation Committee did not target compensation at a particular level relative to the peer group. Rather, this information was one of several data points considered. To the extent investors use a peer group for the Firm to benchmark pay levels or pay practices, we believe this is a reasonable group of companies, considering size and business model.

Other Compensation Program and Governance Features
No Guarantees. We historically have had a “no guarantees” policy (with exceptions typically only for the initial period of employment of newly recruited NEOs and other senior professionals) and no contractual entitlement to severance. To provide further flexibility with respect to employment and compensation matters, we historically have maintained a termination practice with no contractual rights to continued employment (other than for a brief notice period) and no contractual right to severance upon termination.
Clawbacks. The Compensation Committee, in cases where it reasonably determines to be appropriate (not only in cases of narrowly defined actions by the NEO or employee that would constitute “cause” for termination), has discretion to cancel all unvested deferred compensation awards upon termination of a NEO or employee. Because a significant portion of compensation to NEOs and other senior professionals is in the form of deferred compensation awards, which generally vest over four to five years, the Compensation Committee effectively has the ability to terminate unvested deferred compensation awards and thereby clawback a significant portion of all unvested compensation awarded to an individual in the prior four to five years.
Executive Stock Ownership Guidelines. To support the alignment of interests between our NEOs and our stockholders, we maintain stock ownership guidelines for our NEOs. The guidelines require that executives attain a specified level of ownership of the Firm’s securities equal in value to a specified multiple of base salary within the later of five years of the executive’s appointment to his or her role or the applicability of these guidelines:

•	CEO - 10x base salary (based on the historic CEO salary prior to the salary reduction described above)

•	Other NEOs - 3x base salary
“Securities,” for purposes of the stock ownership guidelines, includes shares of common stock or other securities of the Firm, RSUs, PRSUs, stock options or other stock-linked equity awards, held directly or indirectly, whether vested or unvested.
The Compensation Committee reviews the ownership level for covered executives each year, using a twelve month average stock price. As of the measurement of ownership for 2018, all NEOs were in compliance with the guidelines. By way of illustration, our CEO Mr. Bok is required under the guidelines to attain a level of ownership representing 10x his base salary, but in fact has far surpassed such minimum threshold and beneficially owns 8.2% of the outstanding securities of the Company before inclusion of his RSU and PRSU awards.
Anti-Hedging and Anti-Pledging Policies. Our executive officers and directors are prohibited from hedging or otherwise disposing of the economic risk of ownership of any of our securities owned by them through short sales, option transactions or other derivative instruments, and may not purchase any of our securities on margin, borrow against any account in which our securities are held or otherwise pledge any company securities as collateral.
Tax Deductibility of Compensation. Historically, Section 162(m) of the Internal Revenue Code limited deductions for non-performance-based annual compensation in excess of $1.0 million paid to certain executive officers, and our policy was designed generally to maximize the tax deductibility of compensation payments to our executive officers pursuant to available exemptions under that provision, although we retained discretion to authorize payments to executive officers that may not be fully deductible if we believed that such payments are in our stockholders’ interests. The Tax Cuts and Jobs Act of 2017 (the “TCJA”) eliminated the exemption for performance-based compensation from Section 162(m) generally for fiscal years beginning after December 31, 2017. Compensation paid to our covered officers in excess of $1 million therefore generally will not be deductible unless it qualifies for transitional relief. Given the uncertainty that still exists regarding any such transitional relief and other implementation aspects related to this elimination, the Compensation Committee will continue to monitor the application and impact, if any, of the TCJA on the Company’s compensation programs
Accounting Implications. We account for stock-based compensation in accordance with the requirements of FASB Accounting Standards Codification (“ASC”) Topic 718. In designing our compensation and benefit programs, we review and consider the accounting implications of our decisions, including the accounting treatment of amounts awarded or paid to our executives.
Risk Related to Compensation Policies. Our Firm-wide year-end discretionary compensation program is designed to reflect the performance of the Firm and the performance of the individual employee, and we believe its design discourages excessive risk taking. For example, paying a significant portion of our year-end compensation in the form of deferred compensation awards, including, with respect to our CEO, PRSUs, all with multi-year vesting periods, encourages each of our senior professionals to be sensitive to long-term risk outcomes, as the value of their awards increase or decrease with the price of our common stock. The Compensation Committee’s ability to clawback awards in certain situations, as discussed above, also aids in this regard. In addition, our NEOs are prohibited from hedging or pledging their stock and are subject to stock ownership requirements. We believe these criteria will provide our employees additional incentives to prudently manage the range of risks inherent in our business. Based on this, we do not believe that our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Firm.

COMPENSATION COMMITTEE REPORT
The Compensation Committee of the Board of Directors of Greenhill has reviewed and discussed with management the Compensation Discussion and Analysis as required by Item 402(b) of Regulation S-K. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our annual report on Form 10-K and in this proxy statement.

Compensation Committee of the Board of Directors of Greenhill & Co., Inc.
Steven F. Goldstone, Chairman
Stephen L. Key
John D. Liu

EXECUTIVE COMPENSATION TABLES
2018 Summary Compensation Table (1)

Name	Year	Salary		Bonus		Stock Awards (2)		Non-Equity Incentive Plan Compensation	All Other Compen-sation		Total
Scott L. Bok	2018	$50,000	(3)	$—		$—		$—	$66,277	(11)	$116,277
Chief Executive Officer	2017	600,000		—		6,149,000	(3)	—	533,917	(11)	7,282,917
	2016	600,000		—		3,946,721	(10)	—	581,187	(11)	5,127,908

Kevin M. Costantino	2018	600,000		1,490,000	(4)	399,000		—	12,376	(12)	2,501,376
President	2017	600,000		—		1,100,000		—	113,386	(12)	1,813,386
	2016	600,000		399,000	(5)	1,099,000		—	145,601	(12)	2,243,601

David A. Wyles *	2018	527,444		3,194,060	(6)	1,973,072		—	47,158	(13)	5,741,734
President	2017	509,076		—		2,500,000		—	295,732	(13)	3,304,808
	2016	535,541		1,945,678	(7)	1,902,857		—	381,184	(13)	4,765,260

Harold J. Rodriguez, Jr.	2018	600,000		400,000	(8)	399,000		—	20,614	(14)	1,419,614
Chief Financial Officer	2017	600,000		—		1,675,000		—	185,370	(14)	2,460,370
	2016	600,000		524,000	(9)	1,049,000		—	245,611	(14)	2,418,611

*
Mr. Wyles performed services in the UK and, accordingly, the Company paid compensation to Mr. Wyles in pound sterling (GBP). With respect to his base salary, GBP was converted into dollars using a monthly exchange rate as published in Bloomberg. With respect to his bonus and amounts related to all other compensation, such amounts were determined as of the date of the applicable payment for interim payments and at the year-end rate for amounts earned as part of year-end awards and converted from GBP into dollars using the rates published in Bloomberg for such date.

(1)	Our NEOs for 2018 were Messrs. Bok, Costantino, Wyles and Rodriguez.

(2)
These amounts reflect the aggregate grant date fair value determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 of awards made pursuant to our Equity Incentive Plan in the referenced fiscal year. See Note 2 (Summary of Significant Accounting Policies) and Note 13 (Deferred Compensation—Restricted Stock Units) to our financial statements for the year ended December 31, 2018 included in our most recent Form 10-K filed with the Securities and Exchange Commission. In addition, on February 5, 2019, our NEOs were granted additional awards of RSUs under our Equity Incentive Plan in respect of 2018 performance as follows: Mr. Bok, 117,017 RSUs; Mr. Costantino, 67,830 RSUs; Mr. Wyles, 81,714 RSUs; and Mr. Rodriguez, 49,583 RSUs. Mr. Bok’s awards will vest in full on January 1, 2024. Mr. Costantino’s and Mr. Wyles’ awards will vest in equal installments over four years as follows: 25% will vest on January 1, 2020, 25% will vest on January 1, 2021, 25% will vest on January 1, 2022 and 25% will vest on January 1, 2023. Mr. Rodriguez’s awards will vest as follows: 50% on January 1, 2024 and 50% on January 1, 2025. In addition, in February 2019, the Company awarded 59,500 PRSUs to Mr. Bok (which will vest, if at all, based on performance during the three-year period ended December 31, 2021), although such award is intended to compensate for future performance rather than be provided in respect of 2018 performance.

(3)
On September 25, 2017, our Compensation Committee approved a reduction in Mr. Bok’s base salary from $600,000 to $50,000, effective as of January 1, 2018 and through December 31, 2022. In exchange for forgoing more than 90% of his base salary over such five-year period (i.e. a $550,000 reduction per year for five years), the Compensation Committee approved, on the same date, the grant of a $2,750,000 award of PRSUs to Mr. Bok.

(4)	This amount reflects the cash bonus awarded to Mr. Costantino in 2019 in respect of 2018 performance.

(5)	This amount reflects the cash bonus awarded to Mr. Costantino in 2017 in respect of 2016 performance.

(6)	This amount reflects the cash bonuses of $1,000,000 awarded to Mr. Wyles in 2018 and $2,194,060 awarded to Mr. Wyles in 2019, respectively, in respect of 2018 performance.

(7)	This amount reflects the cash bonuses of $900,000 awarded to Mr. Wyles in 2016 and $1,045,678 awarded to Mr. Wyles in 2017, respectively, in respect of 2016 performance.

(8)	This amount reflects the cash bonus awarded to Mr. Rodriguez in 2019 in respect of 2018 performance.

(9)	This amount reflects the cash bonus awarded to Mr. Rodriguez in 2017 in respect of 2016 performance.

(10)
On January 27, 2016, Mr. Bok was granted 115,473 PRSUs in respect of 2015 performance. The PRSUs relate to equally weighted targeted performance goals for revenue, pre-tax profit and TSR over the three-year period ended December 31, 2018. Based on the actual performance results over the three year period, Mr. Bok vested in 62,336 restricted stock units plus cumulative dividends of $211,942 on the underlying shares. See “Compensation Discussion and Analysis” above for more information regarding the PRSUs.

(11)
Consists of $66,277, $532,917 and $580,187 in dividend equivalent payments made in respect of unvested RSUs (“Dividend Equivalent Payments”) in each of 2018, 2017 and 2016, respectively, and $1,000 in a matching contribution by the Company on Mr. Bok’s personal contributions to the Company’s 401(k) Profit Sharing Plan in 2017 and 2016.

(12)
Consists of $12,376, $112,386 and $144,601 in Dividend Equivalent Payments in each of 2018, 2017 and 2016, respectively, and $1,000 in a matching contribution by the Company on Mr. Costantino’s personal contributions to the Company’s 401(k) Profit Sharing Plan in 2017 and 2016.

(13)
Consists of $28,662, $277,880 and $362,403 in Dividend Equivalent Payments in each of 2018, 2017 and 2016, respectively, and $18,496, $17,852 and $18,781 in employer contributions to Mr. Wyles’ UK Pension Plan in each of 2018, 2017 and 2016, respectively.

(14)
Consists of $20,614, $184,370 and $244,611 in Dividend Equivalent Payments in each of 2018, 2017 and 2016, respectively, and $1,000 in a matching contribution by the Company on Mr. Rodriguez’s personal contributions to the Company’s 401(k) Profit Sharing Plan in 2017 and 2016.

2018 Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (Target) (1)	All Other Stock Awards; Number of Shares of Stock or Units (2)		Grant Date Fair Value of Stock Awards (3)
Scott L. Bok	—	—	—		$—
Kevin M. Costantino	February 6, 2018	See Note 1	23,750	(A)	399,000
David A. Wyles	February 6, 2018	See Note 1	57,921	(B)	973,073
David A. Wyles	August 2, 2018	See Note 1	30,395	(C)	999,996
Harold J. Rodriguez, Jr.	February 6, 2018	See Note 1	23,750	(A)	399,000

(1)
As described in the “Compensation Discussion and Analysis” above, the NEOs are eligible for an annual incentive compensation award in the form of a cash payment. The actual amounts paid to our NEOs are determined by our Compensation Committee once the available annual incentive compensation award pool is known and are subject to a percentage cap on each NEO’s potential annual incentive compensation award which is established by the Compensation Committee at the beginning of each performance period.

(2)	Those awards marked:

(A) were RSUs granted on February 6, 2018 and will vest in full on September 30, 2022.

(B) were RSUs granted on February 6, 2018 and will vest over four years as follows: 20% will vest on January 1, 2019, 20% will vest on January 1, 2020, 30% will vest on January 1, 2021 and 30% will vest on January 1, 2022.

(C) were RSUs granted on August 2, 2018 and will vest over four years as follows: 20% will vest on June 30, 2019, 20% will vest on June 30, 2020, 30% will vest on June 30, 2021 and 30% will vest on June 30, 2022.

The units comprising the RSU awards are subject to payment within 75 days following each such vesting date. Each RSU represents a right to receive one share of common stock or an amount equal to the market value of the common stock underlying the vested award on the applicable vesting date. Payment may be made in cash, shares of common stock or a combination thereof.

See footnote 2 of the 2018 Summary Compensation Table above for information on the RSUs granted in 2019 as part of our long-term incentive compensation program in respect of 2018 performance to the NEOs.

(3)
These amounts reflect the grant date fair value based on a price per share of $16.80 with respect to the awards granted on February 6, 2018 and $32.90 with respect to the awards granted on August 2, 2018, as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718.

Outstanding Equity Awards at Fiscal Year-End 2018

Name	Number of Shares or Units of Stock That Have Not Vested (1)		Market Value of Shares or Units of Stock That Have Not Vested (2)
Scott L. Bok	62,336	(A)	$1,520,998
	50,312	(B)	1,227,613
	74,306	(C)	1,813,066
	87,714	(D)	2,140,222
	119,054	(E)	2,904,918
	190,972	(F)	4,659,717
	584,694		14,266,534
Kevin M. Costantino	2,110	(G)	51,484
	6,957	(H)	169,751
	22,143	(I)	540,289
	13,857	(J)	338,111
	16,813	(K)	410,237
	34,722	(F)	847,217
	23,750	(L)	579,500
	120,352		2,936,589
David A. Wyles	9,971	(G)	243,292
	26,648	(H)	650,211
	11,921	(D)	290,872
	52,736	(I)	1,286,758
	42,032	(K)	1,025,581
	69,444	(F)	1,694,434
	57,921	(M)	1,413,272
	30,395	(N)	741,638
	301,068		7,346,059
Harold J. Rodriguez, Jr.	20,113	(C)	490,757
	29,425	(D)	717,970
	20,758	(I)	506,495
	13,857	(J)	338,111
	18,915	(K)	461,526
	69,444	(F)	1,694,434
	23,750	(L)	579,500
	196,262		4,788,793

(1)
The units referred to in this column are restricted units (including PRSUs) granted pursuant to our Equity Incentive Plan. No other types of equity awards are outstanding. Amounts are shown as of December 31, 2018. Those awards marked:

(A) represent the number of PRSUs that were earned based on achievement of performance targets for the three-year period ended December 31, 2018. See "Compensation Discussion and Analysis" above for more information regarding the PRSUs.
(B) are RSUs subject to five-year cliff vesting and vested in full on January 1, 2019.
(C) are RSUs subject to five-year cliff vesting and will vest in full on January 1, 2020.
(D) are RSUs subject to three-year cliff vesting and vested in full on January 1, 2019.

(E) are RSUs subject to three-year cliff vesting and will vest in full on January 1, 2020.
(F) represent PRSUs granted in 2017 and will be eligible for vesting on September 30, 2022 subject to the holder’s continued employment through such date and the Compensation Committee’s determination that the recapitalization borrowings have been repaid in full. For our CEO, Mr. Bok, the value of this award granted was entirely offset by a reduction in annual salary of $550,000 per year for the five-year period beginning January 1, 2018 and ending December 31, 2022. See "Compensation Discussion and Analysis" above for more information regarding these PRSUs.
(G) are RSUs subject to five-year pro rata vesting and were vested as to 80% of the original award as of December 31, 2018. The remainder vested in full on January 1, 2019.
(H) are RSUs subject to five-year pro rata vesting and were vested as to 60% of the original award as of December 31, 2018 with the remainder vesting ratably on January 1 of each of 2019 and 2020.
(I) are RSUs subject to five-year pro rata vesting and were vested as to 40% of the original award as of December 31, 2018 with the remainder vesting ratably on January 1 of each of 2019, 2020 and 2021.
(J) are RSUs subject to five-year cliff vesting and will vest in full on January 1, 2021.
(K) are RSUs subject to four-year vesting and were vested as to 20% of the original award as of December 31, 2018 with the remainder vesting as follows: 20% vested on January 1, 2019, 30% will vest on January 1, 2020 and 30% will vest on January 1, 2021.
(L) are RSUs subject to cliff vesting in full on September 30, 2022.
(M) are RSUs subject to four-year vesting and will vest over four years as follows: 20% vested on January 1, 2019, 20% will vest on January 1, 2020, 30% will vest on January 1, 2021 and 30% will vest on January 1, 2022.
(N) are RSUs subject to four-year vesting and will vest over four years as follows: 20% will vest on June 30, 2019, 20% will vest on June 30, 2020, 30% will vest on June 30, 2021 and 30% will vest on June 30, 2022.
The units comprising the RSU awards are subject to payment within 75 days following each such vesting date. Each RSU represents a right to receive one share of common stock or an amount equal to the market value of the common stock underlying the vested award on the applicable vesting date. Payment may be made in cash, shares of common stock or a combination thereof.

(2)
The market value has been calculated by multiplying the number of shares underlying the award by the closing price of our common stock on December 31, 2018, $24.40. For the purposes of this calculation, we have assumed that all conditions to the vesting of these awards will be fulfilled.

Stock Vested as of Fiscal Year End 2018

Name	Number of Shares Acquired on Vesting	Value Realized Upon Vesting (1)
Scott L. Bok	49,269	$906,550
Kevin M. Costantino	18,396	338,486
David A. Wyles	55,178	1,051,275
Harold J. Rodriguez, Jr.	28,625	526,700

(1)	Value realized upon vesting calculated by multiplying the number of shares acquired upon vesting at the closing market price of the shares on each vesting date.

Potential Payments upon Termination or a Change of Control
None of our NEOs or other employees have any severance agreements or arrangements (including pursuant to the employment agreements described below). However, our Equity Incentive Plan provides that upon the (i) death, (ii) disability, (iii) retirement or (iv) termination of employment without cause (as determined by our Compensation Committee) within two years following a change of control or six months prior to a change of control if the Compensation Committee reasonably believes such termination was at the behest of an acquiring entity, any RSU previously granted will immediately become fully vested (which we refer to as the acceleration provision). The acceleration provision applies to the RSUs held by all of our employees. Had the acceleration provision been triggered on December 31, 2018, the value of shares of our common stock to be delivered on that date to our NEOs would have been as follows (calculated using the closing price of our common stock on December 31, 2018 of $24.40): Mr. Bok, $14,266,534; Mr. Costantino, $2,936,589; Mr. Wyles, $7,346,059; and Mr. Rodriguez, $4,788,793.

Employment Agreements
The employment agreements of Messrs. Bok and Rodriguez provide that they will be paid an annual base salary of $600,000, subject to annual review by the Company, and that they may be awarded a bonus in an amount to be determined in the sole discretion of the Compensation Committee. As discussed below, Mr. Bok has separately agreed to receive a lower base salary through December 31, 2022. These employment agreements are terminable by either party on 90 days’ prior written notice, with no contractual rights to severance. Mr. Costantino and Mr. Wyles are not party to an employment agreement with us. All of our named executive officers are subject to limitations on their ability to compete with us during the term of their employment and for a three month period thereafter; they are also prohibited from soliciting certain of our employees and customers for a period of six months following the termination of their employment.
On September 25, 2017, our Compensation Committee approved a reduction in Mr. Bok’s base salary from $600,000 to $50,000, effective as of January 1, 2018 and through December 31, 2022. In exchange for forgoing more than 90% of his base salary over such five-year period (i.e. a $550,000 reduction per year for five years, equaling a total reduction in salary of $2,750,000 over such period), the Compensation Committee approved, on the same date, the grant of a $2,750,000 award of PRSUs to Mr. Bok. Please see “Compensation Discussion and Analysis” above for additional details on this CEO PRSU award.
Pay Ratio Disclosure
The following is a reasonable estimate, prepared under applicable SEC rules, of the ratio of the annual total compensation of our CEO to the median of the annual total compensation of our other employees. In 2018, the Company did not experience a change in its employee population or compensatory arrangements in a way that would significantly affect our determination of our median employee as determined for 2017. However, because we significantly restructured our CEO’s compensation in 2017 (including the five-year PRSU grant in lieu of a portion of salary for such period) we recalculated the pay ratio for 2018. Accordingly, the information presented below represents a recalculation of our median employee for 2018 to provide additional information by which our stockholders can understand our compensation practices. In addition, we have provided ratio information with respect to our CEO’s compensation as determined in the manner required by the applicable SEC rules, as well as the ratio as determined based on the manner that our Compensation Committee considers it, which we view as a more meaningful reference point for our stockholders. Although we do not anticipate recalculating our median employee annually in future years, unless required to do so, we will make this determination annually, taking into account any compensation practice or changes that we believe may warrant contextualizing or providing such information.
For 2018, our last completed fiscal year, the median annual total compensation of all employees, excluding our CEO, was $190,000. As disclosed in the 2018 Summary Compensation Table, the 2018 annual total compensation of our CEO was $116,277. Based on the foregoing, our estimate of the ratio of the CEO’s annual total compensation to the median annual compensation of all employees was 0.61 to 1. If the 2018 annual compensation of our CEO was calculated in the manner that our Compensation Committee considers it, the total annual compensation of our CEO for 2018 was $5,050,000 and the ratio of the CEO’s annual total compensation to the median annual compensation of all employees would have been 26.6 to 1.
This reflects an analysis of our global workforce of 365 employees as of December 31, 2018, including 76 managing directors and 6 senior advisors. We used total compensation awarded for the year ended December 31, 2018 to determine the median employee.
Our determination of total compensation awarded for our global employees was based on cash compensation rates of employees paid in foreign currencies, which were converted into U.S. dollars using the average annual foreign exchange conversion rate for salary paid during the year and the rate in effect on December 31, 2018 for incentive awards related to year-end compensation.
Once the median employee was identified, actual total compensation was determined in accordance with Item 402(c) of Regulation S-K. Given the different methodologies that various public companies use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.
The information disclosed in this section was developed and, except as noted, is provided solely to comply with specific legal requirements. We do not use this information in managing our Company.

ITEM 3—STOCKHOLDER PROPOSAL—DIRECTORS TO BE ELECTED BY MAJORITY VOTE

The Company expects the following stockholder proposal to be presented for consideration at the annual meeting by John Chevedden, on behalf of Kenneth Steiner, 14 Stoner Avenue, 2M, Great Neck, NY, 11021, who beneficially owned not less than 500 shares of the Company’s common stock as of December 19, 2018. The proposal, along with the supporting statement (the “Stockholder Proposal”), is included below. The Company disclaims any responsibility for the content of this Stockholder Proposal and statement of support, the text of which, in accordance with rules of the Securities and Exchange Commission, is printed verbatim from its submission, with only minor formatting changes.
The Board of Directors makes no recommendation regarding the Stockholder Proposal but welcomes your input on this matter, as further discussed in the Board of Directors’ statement below.
STOCKHOLDER PROPOSAL
Directors to be Elected by Majority Vote
Resolved: Shareholders hereby request that our Board of Directors initiate the appropriate process as soon as possible to amend our Company’s articles of incorporation and/or bylaws to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.
This proposal includes that a director who receives less than such a majority vote be removed from the board immediately as there may be no need to replace the director immediately. If such a director has key experience the director can transition to work as a consultant or as a director emeritus.
In order to provide shareholders a meaningful role in director elections, our Company’s current director election standard should be changed from a plurality vote standard to a majority vote standard. The majority vote standard is the most appropriate voting standard for director elections where only board nominated candidates are on the ballot.
This will establish a more meaningful vote standard for board nominees and could lead to improved performance by individual directors and the entire board. Under our Company’s current voting system, a director can be elected with as little as one yes-vote from 21 million eligible votes. In other words a director can be elected if all shareholders oppose the director and one shareholder makes a mistake and checks the wrong box.
More than 77% of the companies in the S&P 500 have already adopted majority voting for uncontested elections. Our company has an opportunity to join the growing list of companies that have already adopted this standard.
Please vote yes:
Directors to be Elected by Majority Vote
BOARD OF DIRECTORS’ STATEMENT
Our Nominating and Governance Committee, consisting entirely of independent directors, annually recommends a slate of highly-qualified director nominees, all of which have historically received the strong support of our stockholders. Under the current plurality voting standard, stockholders may communicate their dissatisfaction with a given nominee by voting “WITHHOLD”, understanding that such a vote will not prevent the formation of the full board that our Nominating and Governance Committee has recommended. For companies such as Greenhill, this approach may be appropriate. We note that, while the majority voting standard is common among S&P 500 companies, mid-cap and small-cap companies more commonly use the plurality voting standard. We value stockholder input on the issue of whether to adopt a majority voting standard for director elections, and for that reason, the Board of Directors has unanimously determined to express no recommendation regarding the Stockholder Proposal.
The Board of Directors expresses no recommendation regarding the Stockholder Proposal for the reasons set forth above. Proxies will NOT be voted either FOR or AGAINST the Stockholder Proposal unless the stockholder specifies either FOR or AGAINST the Stockholder Proposal.

ITEM 4—RATIFICATION OF SELECTION OF AUDITORS
The Audit Committee of our Board of Directors has selected Ernst & Young LLP to continue to serve as our independent auditors for the year ending December 31, 2019. While it is not required to do so, our Board of Directors is submitting the selection of Ernst & Young LLP for ratification in order to ascertain the views of our stockholders on this appointment. Although the vote is non-binding, if the selection is not ratified, or even with ratification, our Audit Committee may reconsider its selection.
Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will be available to answer stockholder questions and will have the opportunity to make a statement if they desire to do so.
The Board of Directors unanimously recommends that you vote FOR ratification of the selection of Ernst & Young LLP as the independent auditors of Greenhill and our subsidiaries for the year ending December 31, 2019. Proxies will be voted FOR ratifying this selection unless otherwise specified.

AUDIT COMMITTEE REPORT AND PAYMENT OF FEES TO AUDITORS

Audit Committee Report
The Audit Committee of the Board of Directors is responsible for assisting the Board in overseeing the integrity of the financial statements of Greenhill, compliance by Greenhill with legal and regulatory requirements, and the independence and performance of Greenhill’s internal and external auditors.
The Consolidated Financial Statements of Greenhill & Co., Inc. for the year ended December 31, 2018, were audited by Ernst & Young LLP, independent auditors for Greenhill.
As part of its activities, the Committee has:

1.	Reviewed and discussed with management and the independent auditors the audited financial statements of Greenhill;

2.
Discussed with the independent auditors the matters required to be communicated under Statement on Auditing Standards No. 1301, Communications with Audit Committees, as amended and as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

3.
Received from the independent auditors written disclosures regarding the auditors’ independence required by PCAOB Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence; and

4.	Discussed with the independent auditors, the independent auditors’ independence.
Management is responsible for Greenhill’s system of internal controls and the financial reporting process. Ernst & Young LLP is responsible for performing an independent audit of the Consolidated Financial Statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon. Our Committee’s responsibility is to monitor and oversee these processes. Based on the foregoing review and discussions and a review of the report of Ernst & Young LLP with respect to the Consolidated Financial Statements, and relying thereon, we have recommended to Greenhill’s Board of Directors the inclusion of the audited Consolidated Financial Statements in Greenhill’s Annual Report on Form 10-K for the year ended December 31, 2018, for filing with the Securities and Exchange Commission.

Audit Committee of the Board of Directors of Greenhill
Stephen L. Key, Chairman
Meryl D. Hartzband
John D. Liu
Karen P. Robards

Auditor Fees
Ernst & Young LLP served as our principal auditors for 2018. The following table presents fees for professional audit services for the audit of our annual Consolidated Financial Statements for fiscal years 2017 and 2018 as well as fees for the review of our interim Consolidated Financial Statements for each quarter in fiscal years 2017 and 2018 and for all other services performed for fiscal years 2017 and 2018 by Ernst & Young LLP.

	2017	2018
Audit Fees	$1,331,100	$1,546,100
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	5,797	5,010
“Audit fees” includes statutory audits of our operating subsidiaries in multiple international jurisdictions. “Audit-related fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of the financial statements and internal control over financial reporting. “Tax fees” are fees for tax compliance, tax advice and tax planning, and “all other fees” are fees for any services not included in the other categories.

Auditor Services Pre-Approval Policy
The Audit Committee has adopted an auditor services pre-approval policy applicable to services performed for us by our independent auditors. In accordance with this policy, the Committee’s practice is to approve annually all audit services and, on a case-by-case basis, recurring permissible non-audit services to be provided by the independent auditors during the fiscal year. The Audit Committee reviews each non-audit service to be provided and assesses the impact of the service on the auditor’s independence. In addition, the Audit Committee may pre-approve other non-audit services during the year on a case-by-case basis, and delegate authority to grant such pre-approvals during the year to the chairperson of the Audit Committee, so long as the chairperson informs the Audit Committee at its next scheduled meeting.

ITEM 5—APPROVAL OF THE GREENHILL & CO., INC. 2019 EQUITY INCENTIVE PLAN
The Board has approved and adopted the Greenhill & Co., Inc. 2019 Equity Incentive Plan (the “2019 Equity Incentive Plan”), in the form attached hereto as Exhibit A, subject to the approval of our stockholders at the 2019 annual meeting. The 2019 Equity Incentive Plan would replace the Greenhill & Co., Inc. Equity Incentive Plan (the “Equity Incentive Plan”), as amended and restated, which the Board has determined will automatically terminate upon the approval by our stockholders of the 2019 Equity Incentive Plan.

The Board of Directors unanimously recommends that you vote FOR the approval of our 2019 Equity Incentive Plan. Proxies will be voted FOR the approval of our 2019 Equity Incentive Plan unless otherwise specified.

Summary

•
Our existing equity plan share reserve is substantially depleted and we are seeking stockholder approval for 6,500,000 shares to cover our anticipated needs under our current compensation practices for the next three to four years.

•
We believe granting equity-based awards is a core facet of our executive compensation program and helps us to remain consistent and competitive with our peers, and we view the strong stockholder approval for such program as indicative that they support such practice.

•
If the 2019 Equity Incentive Plan is not approved, upon depletion of our current reserve, our reduction in use of equity-based compensation would require a corresponding increase in our use of alternative deferred and cash compensation, reducing the alignment of interests between our employees and stockholders and limiting our flexibility to use cash for other purposes.

•	The 2019 Equity Incentive Plan incorporates many current best practices, including those highlighted below.

Taken together with policies and governance guidelines we have adopted outside of the 2019 Equity Incentive Plan, and that we believe are complementary to such plan, our compensation program and equity award practices reflect features we believe are important to our stockholders. For example, generally we support the following:

✓ **Double-trigger vesting of awards upon a change in control**	✗ **No "liberal share recycling" of net settled shares**
✓ **Equity awards are subject to clawback**	✗ **No "evergreen" funding feature**
✓ **Conservative share reserve designed to last less than five years**	✗ **No repricing or buyout of underwater stock options without stockholder approval**
✓ **Equity ownership guidelines for all NEOs, including a 10x salary minimum for our CEO**	✗ **No liberal "change in control" definition**
✓ **Individual share limits for all participants**	✗ **No discount stock options or stock appreciation rights**
✓ **Separate annual compensation limit of $500,000 for non-employee directors**	✗ **No "reload" equity awards**
✓ **Stock-based compensation used as a substitute for cash in delivering market-competitive total compensation**	
✓ **Focus on performance-based pay and incentive, equity-based compensation for our executives and managing directors to aligning interests of our participants and stockholders**

Why do we believe you should vote for approval?

•	The 2019 Equity Incentive Plan includes many updates for “best practices” in our industry.
Although the 2019 Equity Incentive Plan retains many provisions from the Equity Incentive Plan, the Board has updated for certain evolving governance practices that are consistent with our compensation program and applicable to our industry. New features of the 2019 Equity Incentive Plan include: (i) providing that dividend and dividend equivalents generally will vest and payout only to the extent of the underlying equity award to which they relate; (ii) providing that awards will be subject to clawback, forfeiture or recoupment in accordance with any such policy we adopt or maintain; (iii) adding annual limits to the awards we grant our participants and non-employee directors; (iv) eliminating broad acceleration rights in the event of retirement, and reserving the ability of our Compensation Committee to determine that certain termination events or changes in status, including retirement, do not result in vesting or other entitlements with respect to the equity awards; and (v) modifying the “Change in Control” definition to clarify that it will not be triggered by certain situations that our shareholders are not likely to view as a change in control (including, for example, as a result of share repurchases by the Company). Although we have removed provisions originally designed to meet the recently eliminated exemption for “qualified performance-based” pay under Section 162(m) of the Internal Revenue Code of 1986, as amended, we continue to believe our compensation program should reward performance, and have retained flexibility to grant performance awards on certain metrics previously approved by our stockholders.

•	The share reserve increase we are seeking is limited, consistent with our disciplined grant practices.
Since our initial public offering, we have a strong track record of making disciplined requests for increasing our share reserve and have done so only to the minimum extent we estimate is necessary to grant awards in accordance with our pay-for-performance structure and overall compensation philosophy for the intended duration. The request for approval for 6,500,000 shares under the 2019 Equity Incentive Plan represents a reduction of 3,500,000 in the shares originally available for grant under the Equity Incentive

Plan. We were intentionally judicious in the number of shares we are requesting, and we expect that, if approved, we will continue our disciplined grant practices during this period, including generally granting equity awards to those employees who have the greatest impact on the performance of the Firm.
We expect that this conservative share request will result in a dilution percentage, as determined using the methodology of certain proxy advisors, that exceeds the threshold set by such proxy advisors to trigger negative feedback regardless of other plan features, and therefore we expect that certain advisor firms may oppose approval of the 2019 Equity Incentive Plan. We believe the proxy advisory firms have tended to compare the dilutive impact of plans such as ours to those of companies that are not human capital based and have significantly different cost structures and businesses. In addition, as a result of our Recapitalization, we have a reduced number of outstanding shares, which, while increasing the overall percentage of employee ownership and furthering alignment with shareholders, increases the dilutive impact of grants made under the proposed new plan. As a result, we encourage our stockholders to assess the plan more holistically and in the context of the industry in which we compete for talent, taking into account the plan’s updated features, the people-focused nature of our business, the competitive environment for talent in which we operate, the importance of equity-based awards to our stockholder-approved compensation program and the value to our stockholders of equity-based awards, particularly in lieu of cash awards, as a vehicle to align our executives’ interests with their own.
However, in the interest of completeness, the number of awards granted, net of forfeitures, during 2018 in proportion to the Company’s weighted number of shares outstanding, which we refer to as our “gross burn rate”, was 7.8% and the Company’s average annual gross burn rate for the three years 2016 through 2018 was 6.5%. Our “net burn rate” in 2018, which we determine by taking into account the estimated number of shares that we do not expect to deliver to employees in respect of the 2018 grants due to our practice of net settling awards for tax withholding purposes (assuming a withholding tax rate of 41%), was estimated to be 4.6%. Because our equity awards generally are net settled, we believe that, among the two alternatives, our “net burn rate” better reflects the potential dilutive effect of the plan.

•
We believe prudent awards of equity-based compensation are a contributing factor to our success and our stockholders’ returns, and stockholder approval of the 2019 Equity Incentive Plan will enable us to continue our practice of granting equity compensation as a portion of our annual incentive compensation payments.

We are a people-based business and our ability to pay appropriate levels of compensation in the form of equity incentives has enabled us to recruit, retain and motivate high-caliber individuals dedicated to our long-term growth and success. Equity compensation is a key part of our culture and is crucially important for aligning the interests of our employees with those of our stockholders.
We believe that our stockholders will properly view increases in traditional dilution and burn rate calculations as an acceptable by-product of the design of our compensation program, which is carefully crafted to enrich our recruitment, retention and stability. As mentioned in our “Compensation Discussion and Analysis,” at our last annual meeting approximately 92% of voted shares were cast in favor of the Say on Pay proposal. We view this stockholder support as an implicit endorsement of the equity grants made in accordance with the program and related decisions, which practices would need to change absent stockholder approval of the 2019 Equity Incentive Plan. We believe our stockholders support our compensation programs and related decisions in part because they recognize the indispensable recruitment and retentive aspects of equity awards and because we are prudent in our grant practices.
Ultimately, our goal is for equity awards to represent a significant portion of our employees’ incentive compensation, linking our employees’ incentive compensation to performance of the Company (as well as individual performance) and, as shareholders, motivate them to conduct our business in a manner that produces superior returns over the long-term. We grant equity awards in the form of RSUs and PRSUs that expose the award recipient to both the downside and the upside of our stock performance, further aligning our employees with our stockholders. In the case of PRSUs, such equity awards also further align the award recipient to, and are fully at risk based on, the performance of our business for approximately three years following the date of grant.
If our stockholders do not approve the 2019 Equity Incentive Plan, upon the depletion of our current share reserve under the Equity Incentive Plan, we will not have a stock plan under which we can grant equity-based incentive awards to our employees, directors and officers. Because we view equity-based awards as a core element of our compensation program, and we believe granting such awards aligns the interests of our participants with those of our stockholders, we believe stockholder approval of the 2019 Equity Incentive Plan is in the best interests of our shareholders.
Generally we do not make forecasts, public or otherwise, with respect to our grants of equity awards.  Such forecasts are inherently uncertain, due to the unpredictability of the underlying assumptions and estimates, including our actual share price at the time of the applicable grant.  We have, however, included the information here to provide direction to our stockholders for purposes of evaluating the 2019 Equity Incentive Plan.  This information is not, and should not be regarded as or relied upon as, an indication of actual future outcomes. Neither we nor any other person makes any representation regarding potential or actual outcomes compared to the information set forth above.
Overview
We maintain equity-based compensation arrangements designed to attract, retain and motivate our officers and employees, who are the key to our success. These arrangements were established pursuant to the Equity Incentive Plan. We adopted our current plan in 2015 with the approval of our stockholders. It was preceded by earlier versions of the plan that were adopted in 2008 and in 2004, at the time of our initial public offering. We are seeking stockholder approval to implement a new plan.

Proposed New Equity Incentive Plan
The Board of Directors is cognizant of evolving investor views on equity-based executive compensation plans and, accordingly, the 2019 Equity Incentive Plan includes the following principal modifications:

•
Reduces the number of shares available for issuance in connection with future awards under the 2019 Equity Incentive Plan to 6,500,000 (representing a reduction of more than 3,500,000 in the shares originally available for grant under the current plan plus certain shares available from the Equity Incentive Plan);

•	Increases the term of the plan to 10 years (our current compensation plan provides for a term of 7 years);

•
Generally provides that dividends and dividend equivalents will vest on the same terms as the underlying equity award to which they relate, and prohibits such payments prior to settlement of the underlying award;

•	Introduces a clawback provision which provides that awards will be subject to clawback, forfeiture or recoupment in accordance with any such policy the Company adopts or maintains;

•	Adds annual limits to the awards the Company may grant its participants and non-employee directors;

•
Eliminates broad acceleration rights in the event of retirement, and reserves the ability of the Compensation Committee to determine that certain termination events or changes in status do not result in vesting or other entitlements with respect to equity awards; and

•
Modifies the “Change in Control” definition to clarify that it would not be triggered by certain situations that our stockholders are not likely to view as a change in control (including, for example, as a result of share repurchases by the Company).

Other Significant 2019 Equity Incentive Plan Highlights
In addition to such modifications, other existing features of our equity compensation programs, some of which are set out in our policies that are complementary to the 2019 Equity Incentive Plan, reflect best governance practices in furtherance of stockholder interests and are generally:

•
Provision of “double trigger” rather than “single trigger” change of control vesting (i.e., awards vest in connection with a change in control of the Company only upon a termination of employment by the Company without cause);

•	No gross-up provisions (participants are not entitled to additional payments to cover any potential tax obligations incurred in connection with the vesting of awards under the plan);

•
No share recycling for net settlement of awards from the 2019 Equity Incentive Plan (i.e., shares tendered or withheld in payment of exercise price for awards or in satisfaction of withholding taxes will not again be available for issuance);

•
Vesting periods generally lasting 4 to 5 years on RSU awards (and for our CEO, including 3 to 5 year cliff vesting), which we believe are as long as or longer than our competitors for talent, as described in our “Compensation Discussion and Analysis”;

•	Express prohibition on repricing awards; and

•	Our NEOs are subject to robust stock ownership guidelines, as described in our “Compensation Discussion and Analysis”.

Further, in evaluating the approval of our 2019 Equity Incentive Plan, we would highlight that we have remained disciplined in our equity grant practices. We are prudent in our use of equity and for several years have disclosed a target compensation ratio. We have also been judicious with respect to dilution, and have made a conservative request with respect to the number of shares, which is designed to meet our equity compensation needs for the next three to four years and represents a reduction of 3,500,000 shares from the original share reserve of the current plan.
Implication of Stockholder Vote
If our stockholders do not approve the 2019 Equity Incentive Plan, we will accede to the views reflected by such vote and no longer issue share-based awards (other than under our existing plan through its expiration on March 9, 2022). In that event, we will lose an important element of our compensation program as we believe granting equity awards gives us the ability to directly align the interests of our senior professionals and our stockholders, as described in greater detail in our “Compensation Discussion and Analysis” section in this proxy statement.
The Board of Directors recommends a vote FOR the approval of our 2019 Equity Incentive Plan.
The 2019 Equity Incentive Plan is attached as Exhibit A to this proxy statement. The 2019 Equity Incentive Plan includes other changes and features, which are summarized in the “Summary of the 2019 Equity Incentive Plan” set forth below.
Summary of the 2019 Equity Incentive Plan
The following is a brief description of the material features of the 2019 Equity Incentive Plan, including the performance criteria. This summary is qualified in its entirety by the specific language of the 2019 Equity Incentive Plan, a copy of which is set forth in Exhibit A to this Proxy Statement. Capitalized terms used but not defined in this summary have the meanings ascribed to such terms in Exhibit A.
Shares Available. Subject to the approval of our stockholders and any adjustment contemplated by the plan, the maximum number of shares that may be delivered in respect of awards granted under the 2019 Equity Incentive Plan being proposed to stockholders for approval is (i) 6,500,000, plus (ii) the number of shares, if any, that are available for grant under the Equity Incentive Plan as of immediately prior to such plan’s termination, plus (iii) the number of shares, if any, that become available after such plan’s termination with respect to awards granted under the Equity Incentive Plan and outstanding as of such plan’s termination that are forfeited, canceled, terminated, fail to vest or are otherwise not paid or delivered following approval of the 2019 Equity Incentive Plan. The additional shares reserved for future grant under the 2019 Equity Incentive Plan being proposed to stockholders for approval was determined based on the number of shares that we estimate are needed to achieve the goals of our equity incentive program, to be consistent with current grant practice, over the next three to four years, based on our current stock price and employee population.
The number of shares will be subject to adjustment in the event of any reorganization, merger, consolidation, stock split, reverse stock split, stock dividend, spin-off, combination or reclassification of the common stock, or any other similar event that the Compensation Committee determines affects our capitalization. Any shares subject to an award which expires or for any reason is cancelled, terminated, forfeited, fails to vest or for any other reason is not paid or settled will again be available for issuance in connection with future awards granted under the 2019 Equity Incentive Plan. Shares surrendered or withheld as payment of either the exercise price of an award and/or withholding taxes in respect of an award will be counted against the share limits and will not again be available for issuance in connection with future awards under the 2019 Equity Incentive Plan.
Forms of Awards. The Compensation Committee may grant one or more of the following types of awards under the 2019 Equity Incentive Plan: (i) restricted stock units (or “RSUs”), (ii) options (including non-qualified stock options and incentive stock options), (iii) restricted stock awards, (iv) stock appreciation rights (or “SARs”), (v) other stock-based awards, (vi) performance awards, and (vii) deferred cash awards.
Award Limits. As described above, the 2019 Equity Incentive Plan includes limits on awards which may be granted in any calendar year to any employee (including officers or directors who are also employees), consultant or advisor of the Company or its subsidiaries, each of whom is selected by the Compensation Committee. No participant may be granted, in any calendar year, more than (i) 700,000 shares, for awards denominated in shares, or (ii) $15,000,000 for awards denominated in cash or valued with reference to property other than shares. A non-employee director may not be awarded compensation that exceeds $500,000, whether denominated in cash, shares or other property.
Eligibility. Our employees (including officers or directors who are also employees) or consultants, directors or advisors or other service providers, or those of our subsidiaries, in each case as selected by the Compensation Committee, are eligible to participate in the 2019 Equity Incentive Plan. We estimate that approximately 365 employees, 5 non-employee directors and all future employees will be eligible to participate in the 2019 Equity Incentive Plan. The Company does not routinely engage independent contractors, consultants, or advisors, so no individuals are likely to be eligible to participate based on one of those statuses. In addition, regardless of the number of eligible participants under the plan, the Company expects to continue its existing grant practice of issuing awards only to a select group of the broader set of eligible participants.

Administration. The 2019 Equity Incentive Plan is administered by our Compensation Committee, or any successor committee thereto, or another committee of our Board of Directors appointed or designated by the Board of Directors. The Compensation Committee will have the discretion to select participants and determine the form, amount and timing of each award to such persons, the exercise price associated with the award, the time and conditions of exercise or settlement of the award and all other terms and conditions of the award. To the extent permitted by law, the Compensation Committee may delegate to one or more of our officers the authority to grant awards or perform other administrative duties under the plan except that such delegation cannot be made in respect of awards for a person covered by Section 16 of the Securities Exchange Act of 1934.
Key Terms of Awards. The following is a brief summary of the types of awards that may be granted under the 2019 Equity Incentive Plan.
RSUs. An RSU is an award that is valued by reference to a share, which value may be paid to the participant by delivery of shares, cash or other property as determined by the Compensation Committee. Restrictions on RSUs may lapse separately or in combination at such times, in installments or otherwise, as the Compensation Committee deems appropriate.
Options and SARs. Options are rights to purchase shares at a price and during a period determined by the Compensation Committee. SARs are awards granting the holder the right to exercise all or a specified portion an amount determined by subtracting the exercise price per share of the award from the fair market value on the date of exercise and multiplying that value by the number of shares with respect to which the award will have been exercised. The exercise price of an option or SAR will not be less than the fair market value of our common stock on the date of the option grant. Options and SARs generally expire no later than 10 years after the date of grant. The closing price of a share of the Company’s common stock on the NYSE on March 15, 2019 was $21.15.
Restricted Stock Awards. Restricted stock is any share issued with the restriction that the participant may not, for a specified time or times, sell, transfer, pledge or assign such share and with such other restrictions as the Compensation Committee, in its sole discretion, may impose. Restrictions on restricted stock awards may lapse separately or in combination at such times, in installments or otherwise, as the Compensation Committee deems appropriate.
Performance Awards. Performance awards are the award of cash, shares or a combination thereof that will be earned by the participant upon the achievement of performance goals established by the Compensation Committee. The Compensation Committee will determine the performance criteria to be achieved during any performance period and the length of the performance period. Performance awards may be settled in cash, shares or other property as will be determined by the Compensation Committee.
Other Stock-Based Awards. The 2019 Equity Incentive Plan also authorizes the grant of awards that are valued in whole or in part by reference to, or are otherwise based on, shares or other property. Other stock-based awards will also be available as a form of payment of other awards granted under the 2019 Equity Incentive Plan and other earned cash-based compensation.
Deferred Cash Awards. The Compensation Committee will also have full discretion and authority to grant deferred cash awards, which will be payable to the participant in cash.
Dividends and Dividend Equivalents. The Compensation Committee may in its discretion include in the applicable award agreement a dividend equivalent or participation right entitling the participant to receive amounts equal to the dividends that would be paid or are credited during the time such award is outstanding, on the shares covered by such award (as if such shares were then outstanding, if applicable). Any dividends or dividend equivalents will be subject to the same vesting conditions as the underlying award. In no event will any dividend or dividend equivalent payment be made with respect to any award prior to the settlement date of such award. In addition, dividends will only be paid out in shares to the extent that sufficient shares are available under the plan (otherwise, dividends will be paid out in RSUs, equal in number to the number of shares that would have otherwise been paid out, in each case to be settled at the same time as the underlying RSUs to which the dividends related).
Business Criteria. The Compensation Committee will select one or more of the following business criteria, or any other criteria the Compensation Committee deems appropriate in establishing performance goals for performance awards:

1.	earnings per share;

2.	return on equity;

3.	pre-tax income;

4.	pre-tax operating income;

5.	revenues;

6.	net income;

7.	profits before taxes;

8.	book value per share;

9.	stock price;

10.	ratio of compensation and benefits to revenues;

11.	execution and origination of assignments directly related to an individual participant;

12.	adjusted EBITDA;

13.	operating margin;

14.	return of capital to shareholders; and

15.	total shareholder return.
The performance goals may be based solely by reference to the Company’s or a subsidiary’s performance, or the performance of a division, business segment or business unit of ours. The performance goals may also be based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies.
Termination of Employment. Except as otherwise determined by the Compensation Committee or provided by the Compensation Committee in an applicable agreement under the 2019 Equity Incentive Plan, in case of termination of employment or cessation of services:
(a) for reason of death or disability (as defined in the 2019 Equity Incentive Plan), (i) any award (other than an option or SAR) then unvested and held by the participant will immediately accelerate and become fully vested, exercisable and payable, and (ii) any option or SAR then held by the participant will immediately accelerate and become fully vested, exercisable, and payable, in each case, upon termination and will automatically expire on the earlier of (a) the date the option would have expired had the participant continued in such employment and (b) one year after the date such participant’s service ceases;
(b) by the Company for cause, (i) any award then held by the participant whose restrictions have not lapsed or which has not vested will automatically be forfeited in full and cancelled by the Company upon the participant’s termination of employment, and (ii) any option or SAR then held by the participant, to the extent exercisable, will automatically be forfeited in full and canceled by the Company on the date such participant’s service ceases;
(c) by the Company without cause within two years following the occurrence of a change in control (as defined in the 2019 Equity Incentive Plan) or upon a termination of employment by the Company without cause six months prior to the occurrence of a change in control if the Compensation Committee reasonably determines in its sole discretion that such termination was at the behest of the acquiring entity (each such termination of employment deemed to be a termination of employment “in connection with” the occurrence of a change in control):
(i) any award (other than an option or SAR) then held by such participant will be immediately accelerated and become fully vested, exercisable, payable (and, in the case of any such performance-based award, the performance will be deemed to have been satisfied as of the change in control at the greater of (a) the target performance level or (b) the actual level of performance achieved through the date of such change in control) upon termination, and
(ii) any option or SAR then held by such participant will be immediately accelerated and become fully vested, exercisable and payable upon termination and will automatically expire on the earlier of (a) the date the option would have expired had the participant continued in such employment and (b) one year after the date the participant’s service ceases; and
(d) for any reason other than death, disability, or cause or in connection with the occurrence of a change in control (each as defined in the 2019 Equity Incentive Plan):
(i) any time-based award (other than an option or SAR) then held by such participant whose restrictions have not lapsed will automatically be forfeited in full and canceled by the Company on the date the participant’s service ceases,
(ii) any option or SAR then held by the participant to the extent not exercisable will automatically expire on the date the participant’s service ceases and to the extent exercisable will automatically expire on the earlier of (a) the date the option or SAR would have expired had the employee continued in such service and (b) 180 days (or 90 days in the case of options that are intended to qualify as an incentive stock option) after the date that the participant’s service ceases, and
(iii) any award then held by the participant which is not then payable and which remains subject to achievement of performance vesting goals will be paid in accordance with its terms at the time the Award would have been payable if the termination of employment had not occurred.
As used above, in accordance with the 2019 Equity Incentive Plan, “cause” will be determined by the Compensation Committee in its sole discretion.
(e) Unless otherwise determined by the Compensation Committee, a change in status from an employee to a consultant or non-employee director, and vice versa, will not be considered a termination of employment. The Compensation Committee can determine the effect of all matters relating to a termination of employment, including, without limitation, whether a termination of employment has occurred, whether a termination of employment resulted from a discharge for cause, whether a termination of employment was involuntary or without cause, and all questions of whether particular leaves of absence constitute a termination of employment.
Retirement. In the event of a participant’s retirement (as defined in the 2019 Equity Incentive Plan), the participant’s outstanding awards will automatically be forfeited in full and canceled by the Company, and the exercise period of the participant’s then vested and outstanding options or SARs will automatically expire on the earlier of (x) the date that ninety (90) days following the retirement, or (y) the original expiration date of the option or SAR. However, if the participant offers to convert to senior advisor status for a period of at least three years pursuant to the Company’s standard senior advisor employment agreement (which includes a non-competition agreement), each outstanding award will continue to vest according to the terms of the 2019 Equity Incentive Plan, the applicable award agreement, and the underlying senior advisor employment agreement.
Change in Control. In the event of a change in control, the provisions described above under “Termination of Employment” will apply.
Transferability. Except as the Compensation Committee may otherwise determine from time to time, no award and no right under any such award, will be assignable, alienable, saleable or transferable by a participant otherwise than by will or by the laws of descent and distribution.
Prohibition on Repricing. In no event will the exercise price with respect to an award be reduced following the grant of an award, nor will an award be cancelled in exchange for a replacement award with a lower exercise price or in exchange for another type of award or cash payment without stockholder approval.
Duration of the 2019 Equity Incentive Plan. The 2019 Equity Incentive Plan is subject to approval by our stockholders. The 2019 Equity Incentive Plan will terminate on the tenth anniversary of the date of its approval by stockholders, unless the Board of Directors terminates the plan earlier. No award will be granted under the 2019 Equity Incentive Plan after such date. However, unless otherwise expressly provided in the 2019 Equity Incentive Plan or in an applicable award agreement, any award theretofore granted may extend beyond such date, and the authority of the Compensation Committee to administer the 2019 Equity Incentive Plan and to amend, alter, adjust, suspend, discontinue, or terminate any such Award, or to waive any conditions or rights under any such award, and the authority of our Board of Directors to amend the 2019 Equity Incentive Plan, will extend beyond such date.
Amendment, Modification and Termination of the 2019 Equity Incentive Plan. The Board of Directors may suspend, amend, alter, discontinue or terminate the 2019 Equity Incentive Plan, except that such action will not be taken without stockholder approval if such approval is necessary to qualify for or to comply with any tax or regulatory requirement for which or with which the Board of Directors deems it necessary or desirable to qualify or comply. No action taken with respect to the 2019 Equity Incentive Plan will materially impair rights of a participant, without the consent of the affected participant, except such action made to cause the 2019 Equity Incentive Plan to comply with applicable law, stock exchange rules and regulations or accounting or tax rules and regulations.
Clawback. Awards under the 2019 Equity Incentive Plan are subject to clawback, forfeiture or recoupment under the Company’s polices and applicable law.
U.S. Federal Income Tax Consequences of Awards. Generally, there will be no U.S. federal income tax consequences to the participant or us upon the grant of an option under the 2019 Equity Incentive Plan. Upon exercise of an option that is not an incentive stock option, a participant generally will recognize ordinary income in an amount equal to (i) the fair market value, on the date of exercise, of the acquired shares; less (ii) the exercise price of the option. We will generally be entitled to a tax deduction in the same amount.
Upon the exercise of an incentive stock option, a participant generally recognizes no immediate taxable income. Income recognition is generally deferred until the participant sells the shares. If the option is exercised no later than three months after the termination of the participant’s employment, and the participant does not dispose of the shares acquired pursuant to the exercise of the option within two years from the date the option was granted or within one year after the exercise of the option, the gain on the sale will be treated as long-term capital gain. We are not entitled to any tax deduction with respect to the grant or exercise of incentive stock options, except that if the shares are not held for the full term of the holding period described above, then an amount equal to the lesser of: (i) the fair market value of the shares on the date of exercise minus the option price or (ii) the amount realized on disposition minus the exercise price, will be taxed to the participant as ordinary income and, we will generally be entitled to a deduction in the same amount. The excess of the fair market value of the shares acquired upon exercise of an incentive stock option over the exercise price therefor constitutes a tax preference item for purposes of computing the “alternative minimum tax” under the Internal Revenue Code of 1986, as amended (the “Code”).

Unless a participant makes a “Section 83(b) election” under the Code, there generally will be no U.S. federal income tax consequences to either the participant or us upon the grant of restricted stock until expiration of the restricted period and the satisfaction of any other conditions applicable to the restricted stock. At that time, the participant generally will recognize taxable income equal to the then fair market value for the shares. We will generally be entitled to a corresponding tax deduction.
There generally will be no U.S. federal income tax consequences to the participant or us upon the grant of performance awards (unless the participant makes a “Section 83(b) election” under the Code) or RSUs. Participants generally will recognize taxable income at the time when such awards are paid or settled in an amount equal to the aggregate amount of cash and the fair market value of shares acquired. We will generally be entitled to a tax deduction equal to the amount includible in the participant’s income.
Section 409A of the Code imposes restrictions on nonqualified deferred compensation. Failure to satisfy these rules results in accelerated taxation, an additional tax to the holder of the amount equal to 20% of the deferred amount, and a possible interest charge. Stock options granted with an exercise price that is not less than the fair market value of the underlying shares on the date of grant will not give rise to “deferred compensation” for this purpose unless they involve additional deferral features. Stock options that would be awarded under the 2019 Equity Incentive Plan are intended to be eligible for this exception.
Section 162(m) of the Code imposes limits on the deductibility of compensation for our “covered employees” (within the meaning of that section) and, accordingly, the tax deduction we might otherwise be entitled to in respect of awards under the plan may be limited.
This summary is limited to the federal tax issues addressed in this summary. It was not intended or written to be used, and cannot be used, for the purpose of avoiding penalties that may be asserted under the Code.

New Plan Benefits under the 2019 Equity Incentive Plan
Future awards under the 2019 Equity Incentive Plan will be granted at the discretion of the Compensation Committee, and, therefore, the types, numbers, recipients, and other terms of such awards cannot be determined at this time. Information regarding our recent practices with respect to equity-based compensation under our Equity Incentive Plan is presented elsewhere in this Proxy Statement.

Additional Information Regarding the 2019 Equity Incentive Plan and the Equity Incentive Plan
The following table provides information as of December 31, 2018 regarding securities issued under our equity compensation plans that were in effect during fiscal 2018 (i.e., the Equity Incentive Plan). The information in the table is provided pursuant to SEC rules and (1) does not include the actual number of shares issued under the Equity Incentive Plan as of March 6, 2019 (which are described above) and (2) does not reflect that, if our stockholders approve the 2019 Equity Incentive Plan on April 24, 2019, no additional shares will be available for future awards under the Equity Incentive Plan after that date (as explained above).

	Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the Second Column)
Equity compensation plans approved by security holders	Equity Incentive Plan (1)	5,697,265	(2)	$—	(3)	4,302,735
Equity compensation plans not approved by security holders	None	—		—		—
Total		5,697,265		$—		4,302,735

_____________________________________________

(1)
Our Equity Incentive Plan was approved by our security holders in April 2015. See “Note 13 — Deferred Compensation—Restricted Stock Units” of the Consolidated Financial Statements filed with our most recent Form 10-K for a description of our Equity Incentive Plan.

(2)	Excludes 1,618,208 RSUs granted to employees subsequent to December 31, 2018 as part of our long-term incentive awards issued as part of our annual compensation awards under the Equity Incentive Plan.

(3)	The RSUs awarded under our Equity Incentive Plan were granted at no cost to the persons receiving them and do not have an exercise price.
Vote Required for Approval
The approval of the 2019 Equity Incentive Plan requires the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting.
Board Recommendation
The Board of Directors unanimously recommends that you vote FOR the approval of our 2019 Equity Incentive Plan. Proxies will be voted FOR the approval of our Equity Incentive Plan unless otherwise specified.

STOCKHOLDER PROPOSALS FOR THE 2020 ANNUAL MEETING
In order for a stockholder proposal to be considered for inclusion in our proxy statement for the 2020 Annual Meeting of stockholders, the written proposal must be received at our principal executive offices at 300 Park Avenue, New York, New York 10022, Attention: Secretary, on or before November 23, 2019. The proposal must comply with Securities and Exchange Commission regulations regarding the inclusion of stockholder proposals in company-sponsored proxy materials.
Under our bylaws, director nominations or other business that is not submitted for inclusion in next year’s proxy statement under SEC Rule 14a-8, but is instead sought to be presented directly at the 2020 Annual Meeting, must be received (A) no earlier than December 26, 2019 and no later than January 25, 2020 or (B) in the event that our 2020 Annual Meeting of stockholders is held prior to March 25, 2020 or after July 3, 2020, notice by the stockholder must be so received no earlier than the 120th day prior to such Annual Meeting and no later than the close of business on the later of the 90th day prior to such Annual Meeting or the 10th day following the day on which public announcement of the date of the Annual Meeting is first made, and, in each case, must include all of the requirements pursuant to our bylaws. Written notice must be delivered to the Secretary within these deadlines.

AVAILABLE INFORMATION
Our Annual Report on Form 10-K for the year ended December 31, 2018 (the “2018 Form 10-K”) filed with the SEC accompanies this proxy statement. Stockholders who wish to obtain a copy of the 2018 Form 10-K or a copy of any of the charters of our Audit Committee, Compensation Committee or Nominating and Governance Committee, our Corporate Governance Guidelines, Related Person Transaction Policy or Code of Business Conduct and Ethics, may do so without charge by viewing these documents on our website at www.greenhill.com or by writing to Greenhill, Attention: Investor Relations, 300 Park Avenue, New York, New York 10022.

OTHER MATTERS
We do not know of any other matters that may be presented for consideration at the annual meeting. If any other business does properly come before the annual meeting, the persons named as proxies on the enclosed proxy card will vote as they deem in the best interests of Greenhill.

EXHIBIT A

GREENHILL & CO., INC. 2019 EQUITY INCENTIVE PLAN

Section 1.Purpose. The purposes of this 2019 Greenhill & Co., Inc. Equity Incentive Plan (the “Plan”) are to (i) attract, retain and motivate key employees and directors of, and consultants and advisors to, Greenhill & Co., Inc. (the “Company”) and its Subsidiaries and (ii) to align the interests of key employees, directors, consultants and advisors with stockholders through the grants of equity-based compensation and enhanced opportunities for ownership of the Company’s Shares. This Plan is intended to replace the Greenhill & Co., Inc. Equity Incentive Plan, as amended and restated (the “Prior Plan”), which, as of the date on which this Plan is approved by the stockholders of the Company, shall be automatically terminated and replaced and superseded by this Plan, except that any awards granted under the Prior Plan shall continue to be subject to the terms of the Prior Plan and applicable Award Agreement (as defined below), including any such terms that are intended to survive the termination of the Prior Plan or the settlement of such award, and shall remain in effect pursuant to their terms.

Section 2.Definitions. The following terms used in the Plan and any agreement entered into pursuant to the Plan shall have the meaning set forth below:

“Affiliate” means (i) any Person that directly, or through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company or (ii) any entity in which the Company has a significant equity interest, as determined by the Committee.
“Award” means any Option, Restricted Stock, Restricted Stock Units, Performance Award, SAR, Other Stock-Based Award, Deferred Cash Award, or any other right, interest or grant relating to cash, Shares or other property granted pursuant to the Plan.
“Award Agreement” means any written agreement, contract or other instrument or document evidencing any Award, which may, but need not be (as determined by the Committee) executed or acknowledged by a Participant as a condition to receiving an Award or the benefits under an Award.
“Board” or “Board of Directors” means the Board of Directors of the Company.
“Change in Control” means the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or the sale or other disposition of all or substantially all of the assets of the Company to an entity that is not an affiliate or that, in each case, requires stockholder approval under the laws of the Company’s jurisdiction of organization, unless immediately following such transaction, either: (i) at least 50% of the total voting power of the surviving entity or its parent entity, if applicable, is represented by securities of the Company that were outstanding immediately prior to the transaction (or securities into which the Company’s securities were converted or exchanged in such transaction); or (ii) at least 50% of the members of the board of directors (including directors whose election or nomination was approved by the incumbent directors of the Board) of the company resulting from the transaction were members of the Board at the time of the Board’s approval of the execution of the initial agreement providing for the transaction; provided, however, that for purposes of this Plan, the following acquisitions shall not constitute a Change in Control: (a) any acquisition by the Company or any Subsidiary, (b) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, and (c) any acquisition by an underwriter temporarily holding Shares pursuant to an offering of such securities. Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any payment of compensation or benefits that is “deferred compensation” within the meaning of Section 409A, then, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described above with respect to such payment (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such payment if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5). The Committee shall have full and final authority, which shall be exercised in its sole discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, and the date of the occurrence of such Change in Control and any incidental matters relating thereto.
“Code” means the Internal Revenue Code of 1986, as amended.
“Committee” means the Compensation Committee of the Board, or any successor to such committee, or any other committee of the Board duly appointed or designated by the Board, in each case, composed of no fewer than two directors each of whom is a “non-Employee director” within the meaning of Rule 16b-3 of the Exchange Act.
“Company Group” means, collectively or individually, as applicable, the Company and any of its Subsidiaries.

“Deferred Cash Award” means an Award under Section 10 of the Plan that has a value set by the Committee, which shall be payable to the Participant in cash.
“Disability” means the permanent disability of a Participant as determined by the Committee in its sole discretion, considering, among other factors, whether the Participant is considered disabled under any long term disability plan of the Company.
“Eligible Person” means any full time or part time employee (including an officer or director who is also an employee), consultant or advisor of any member of the Company Group selected by the Committee. Other than for awards of Options, “Eligible Person” shall also include any individual to whom an offer of employment has been extended, a member of the Board or a member of the board of directors of a Subsidiary. Subject to Section 12(e) of the Plan, references to “employment” and related terms in the Plan shall include the provision of services in any capacity.
“Employee Participant” means any individual who is an Eligible Person and who provides services to the Company other than a Non-Employee Director, including, but not limited to, an employee, consultant, advisor or employee director.
“Fair Market Value” means the closing sale price of the Shares, as reported on the composite tape of New York Stock Exchange, or any other reporting system selected by the Committee on the relevant dates, or, if no sale of Shares is reported for that date, on the date or dates that the Committee determines, in its sole discretion, to be appropriate for purposes of the valuation.
“Incentive Stock Option” means any Option designated as an incentive stock option within the meaning of Section 422 of the Code.
“Non-Employee Director” means any director of the Company who is not an officer or employee of any member of the Company Group.
“Non-Qualified Stock Option” means an Option that is not an Incentive Stock Option.
“Option” means an option to purchase a Share or Shares granted under the Plan.
“Other Stock-Based Award” means an Award granted pursuant to Section 9 of the Plan.
“Participant” means a person who holds an Award that has been granted under the Plan and that remains outstanding, including a person who is no longer an Eligible Person.
“Performance Award” means an Award structured in accordance with Section 11 of the Plan.
“Performance Period” means the period established by the Committee at the time any Performance Award is granted or at any time thereafter during which any performance goals specified by the Committee with respect to such Award are measured.
“Person” means an individual, corporation, partnership, association, trust, limited liability company or any other entity or organization, including a government or political subdivision or an agency, unit or instrumentality thereof.
“Prior Plan” means the Greenhill & Co., Inc. Equity Incentive Plan, as amended and restated.
“Restricted Stock” means an award of Shares granted under this Plan which are subject to certain restrictions and to a risk of forfeiture.
“Restricted Stock Unit” means a right to receive a Share (or, in lieu thereof and to the extent set forth in the applicable Award Agreement or determined by the Committee, the Fair Market Value of such Share in cash) upon the terms and conditions set forth in the Plan and the applicable Award Agreement.
“Retirement” means termination of employment on or after the date the Participant has (i) attained age 65 and completed at least two years of service with any member of the Company Group; (ii) completed at least twelve years of service as a managing director of the Company or its predecessors, or (iii) has completed at least twenty years of service with a member of the Company Group or and of their respective predecessors.
“SAR” means an Award entitling the holder (or other person entitled to exercise pursuant to the Plan) to exercise all or a specified portion thereof (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount determined by multiplying the difference obtained by subtracting the exercise price per share of such Award from the Fair Market

Value on the date of exercise of such Award by the number of Shares with respect to which such Award shall have been exercised, subject to any limitations the Committee may impose.
“Share” means a share of common stock of the Company, par value $0.01 per share.
“Subsidiary” means, as of the applicable time, any corporation, limited liability company, partnership, joint venture or similar entity in which the Company owns, directly or indirectly, an equity interest of 50% or more, or representing 50% or more of the voting power, of the total equity interests of such entity.
Section 3.Administration. (a) The Plan will be administered by the Committee. To the extent permitted by applicable law, the Committee or the Board may delegate to one or more officers of the Company the authority to grant awards or to perform such other administrative duties hereunder, except that such delegation shall not be applicable to any Award for a person then covered by Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Subject to and consistent with the provisions of the Plan, the Committee (or its delegate or a delegate of the Board) will have full power and authority, in its discretion, and without limitation, to: (i) select Eligible Persons to become Participants; (ii) determine the type and number of Awards to be granted to each Participant; (iii) determine the number of Shares to be covered by each Award; (iv) determine the dates on which Awards may be exercised and on which the risk of forfeiture or deferral period relating to Awards shall lapse or terminate, and the acceleration of any such dates; (v) determine the expiration date of any Award; (vi) determine whether, to what extent, and under what circumstances an Award may be denominated or settled, or the exercise price of an Award may be paid, in cash, Shares, other Awards, or other property; (vii) determine any other terms and conditions of, and all other matters relating to, Awards; (viii) prescribe Award Agreements (such Award Agreements need not be identical for each Participant) and amendments thereto; (ix) construe and interpret the Plan and the respective Award Agreements entered into pursuant to the Plan; and (x) make all other determinations necessary or advisable for administering the Plan. All decisions and determinations of the Committee with respect to the administration and interpretation of the Plan shall be final, conclusive, and binding upon all persons interested in the Plan, including Participants, beneficiaries, and other persons claiming rights from or through a Participant, and stockholders.

(b)    To the fullest extent permitted by law, each member and former member of the Committee and each person to whom the Committee or the Board delegates or has delegated authority under this Plan shall be entitled to indemnification by the Company against and from any loss, liability, judgment, damage, cost and reasonable expense incurred by such member, former member or other person by reason of any action taken, failure to act or determination made in good faith under or with respect to this Plan.

Section 4.Shares Subject to the Plan; Limits on Awards.

(a)Shares to be issued under the Plan may consist, in whole or in part, of authorized and unissued Shares, treasury Shares or Shares purchased by the Company in the open market or otherwise. Subject to the approval of the Company’s stockholders and adjustment pursuant to Section 14, the maximum number of Shares that may be issued pursuant to Awards granted under the Plan shall be equal to the sum of (i) 6,500,000, (ii) any Shares available for grant under the Prior Plan as of immediately prior to the termination of the Prior Plan, and (iii) any Shares that become available after termination of the Prior Plan with respect to awards granted under the Prior Plan and outstanding on the Effective Date that are forfeited, canceled, terminated, fail to vest or are otherwise not paid or delivered after the Effective Date. Notwithstanding the foregoing and subject to adjustment as provided in Section 14 of the Plan, under the Plan:

i
the aggregate value that may be awarded or granted during any fiscal year of the Company to any Employee Participant shall not exceed (A) 700,000 Shares, for Awards denominated in Shares or (B) $15,000,000, for Awards denominated in cash or valued with reference to property other than Shares;

ii	that may be awarded or granted during any fiscal year of the Company to any Non-Employee Director shall not exceed $500,000, whether denominated in cash, Shares or other property; and

iii	No more than 700,000 Shares in the aggregate may be issued in respect of Incentive Stock Options.

(b)For purposes of this Section 4, if an Award entitles the holder thereof to receive or purchase Shares, the number of Shares covered by such Award or to which such Award relates shall be counted on the date of grant of such Award against the aggregate number of Shares available for issuing Awards under the Plan. Shares that are subject to or underlie Awards which expire or for any reason are cancelled, terminated, forfeited, fail to vest, or for any other reason are not paid or delivered under the Plan shall again be available for issuance in connection with future Awards granted under the Plan. Shares purchased on the open market with cash proceeds generated by the exercise of an Option will not increase or replenish the number of Shares available for grant. In the event that Shares are delivered in respect of an Award, all of the Shares subject to the Award (including any Shares used to satisfy applicable tax withholding obligations) shall be considered in calculating the maximum number of Shares available for delivery under the Plan. Shares surrendered or withheld as payment of either the exercise price of an Award and/or withholding taxes in respect of such an Award shall be counted against the share limits of this Plan and shall not again be available for issuance in connection with future Awards.

Section 5.Eligibility. Awards may be granted only to Eligible Persons who are selected to be Participants by the Committee in accordance with the provisions of the Plan.

Section 6.Options and SARs. The Committee is authorized to grant Options and SARs to Participants on the following terms and conditions and with such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine.

(a)Exercise Price. The exercise or purchase price, as applicable, of each Option or SAR granted under the Plan shall be determined by the Committee and shall not be less than the Fair Market Value of a Share on the date of grant of such Option or SAR.

(b)Term and Termination of Options. The term of each Option or SAR, together with the effect of termination of employment or service by a Participant on such term, will be determined by the Committee, but in no event will an Option or SAR be exercisable, either in whole or in part, after the expiration of ten years from the date of grant of such Option or SAR.

(c)Exercise of Option. Each Option or SAR shall be exercisable at such times and subject to such terms and conditions as the Committee may, in its sole discretion, specify in the applicable Award Agreement or thereafter. The Committee may impose such conditions with respect to the exercise of Options or SARs, including without limitation, any conditions relating to the application of federal or state securities laws, as it may deem necessary or advisable and shall determine the time in which Options or SARs shall be exercisable in whole or in part and the methods by which such exercise price may be paid or deemed to be paid and the form of such payment, including, without limitation, cash, Shares, or other property (including notes and other contractual obligations of Participants to make payment on a deferred basis, such as through “cashless exercise” arrangements, to the extent permitted by applicable law), and the methods by or forms in which Shares will be delivered or deemed to be delivered in satisfaction of Options or SARs to Participants.

Section 7.Incentive Stock Options. The Committee may, in its discretion, grant options to purchase Shares to such Eligible Persons as may be selected by the Committee. Each Option, or portion thereof, that is not an Incentive Stock Option, shall be a Nonqualified Stock Option. To the extent that the aggregate Fair Market Value (determined as of the date of grant) of Shares with respect to which Options designated as Incentive Stock Options are exercisable for the first time by a Participant during any calendar year (under this Plan or any other plan of the Company, or any parent or Subsidiary) shall not exceed $100,000 or, if different, the maximum limitation in effect at the time of grant under Section 422 of the Code, or any successor provision, and any regulations promulgated thereunder. Incentive Stock Options shall be granted only to Eligible Persons who are employees of a member of the Company Group.

The number of Shares subject to an Incentive Stock Option and the exercise price per Share of the Incentive Stock Option shall be determined by the Committee and shall not be less than the Fair Market Value of a Share on the grant date of such option; provided, however, that if an Incentive Stock Option shall be granted to an Eligible Person who, at the time such Option is granted, owns capital stock possessing more than 10% of the total combined voting power of all classes of capital stock of the Company (or of any parent or Subsidiary) (a “Ten Percent Holder”), the exercise price of such Incentive Stock Option shall not be less than the price (currently 110% of Fair Market Value) required by the Code in order to constitute an Incentive Stock Option.
(a)Option Period and Exercisability. The period during which an Option may be exercised shall be determined by the Committee; provided, however, that no Incentive Stock Option shall be exercised later than ten years after its date of grant; provided further, that if an Incentive Stock Option shall be granted to a Ten Percent Holder, such Option shall not be exercised later than five years after its date of grant. The Committee may, in its discretion, establish performance measures which shall be satisfied or met as a condition to the grant of an Option or to the exercisability of all or a portion of an Incentive Stock Option.

Section 8.Restricted Stock and Restricted Stock Unit Awards. The Committee is authorized to grant Restricted Stock and/or Restricted Stock Units to Participants.

(a)The Awards granted under this Section 8 shall be subject to such restrictions as the Committee may impose (including, without limitation, any limitation on the right to vote Shares underlying Restricted Stock Awards or the right to receive any dividend, other right or property), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate.

(b)Any Award of Restricted Stock or Restricted Stock Units may be evidenced in such manner as the Committee may deem appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of Shares underlying a Restricted Stock Award, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Shares.

Section 9.Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares or factors that may influence the value of Shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, purchase rights for Shares, Awards with value and payment contingent upon performance of the Company or business units thereof or any other factors designated by the Committee. The Committee shall determine the terms and conditions of such Awards. Shares delivered pursuant to an Award in the nature of a purchase right granted under this Section 9 shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Shares, other Awards, notes, or other property, as the Committee shall determine. Cash awards, as an element of or supplement to any other Award under the Plan, may also be granted pursuant to this Section 9.

Section 10.Deferred Cash Awards. Subject to the provisions of the Plan, the Committee, in its sole discretion, shall have the authority to grant Deferred Cash Awards. The Committee, in its sole discretion, shall determine the terms and conditions of such Deferred Cash Awards, including with respect to the applicability of any vesting schedule and performance conditions related thereto.

Section 11.Performance Awards.

(a)General. Performance Awards may be denominated as a cash amount, number of Shares, or a combination thereof and are awards which may be earned upon achievement or satisfaction of performance conditions specified by the Committee. In addition, the Committee may specify that any other Award shall constitute a Performance Award by conditioning the right of a Participant to exercise the Award or have it settled, and the timing thereof, upon achievement or satisfaction of such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions.

(b)Performance Goals Generally. The performance goals for such Performance Awards may consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 11. The Committee may determine that such Performance Awards shall be granted, exercised and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise and/or settlement of such Performance Awards. Performance goals may differ for Performance Awards granted to any one Participant or to different Participants.

(c)Business Criteria. The Committee may select one or more of the following business criteria for the Company, or any such other criteria the Committee deems appropriate in its sole discretion, on a consolidated basis, and/or for specified Subsidiaries or Affiliates or other business units of the Company in establishing performance goals for such Performance Awards: (i) earnings per share, (ii) return on equity, (iii) pre-tax income, (iv) pre-tax operating income, (v) revenues, (vi) net income, (vii) profits before taxes, (viii) book value per share, (ix) stock price, (x) ratio of compensation and benefits to revenues, (xi) execution and origination of assignments directly related to the individual Employee Participant, (xii) adjusted EBITDA, (xiii) operating margin, (xiv) return of capital to shareholders, and (xv) total shareholder return. Such targets may relate to the Company as a whole, or to one or more units thereof, and may be measured over such periods as the Committee shall determine. The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies.

(d)Settlement of Performance Awards; Other Terms. Settlement of Performance Awards shall be in cash, Shares, other Awards or other property, or a combination thereof, in the discretion of the Committee. Unless otherwise determined by the Committee, Performance Awards will be distributed only after the end of the relevant Performance Period. The Committee may, in its discretion, increase or reduce the amount of a settlement otherwise to be made in connection with such Performance Awards. The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of termination of employment by the Participant.

Section 12.Termination of Employment. Unless otherwise determined by the Committee (taking into account any applicable tax consequences) or provided by the Committee in the applicable Award Agreement, the following provisions shall apply:

(a)Upon a termination of employment as a result of death or Disability:

(i)any Award (other than an Option or SAR) then unvested and held by the Participant will be immediately accelerated and become fully vested, exercisable and payable, and

(ii)any Option or SAR then held by the Participant will be immediately accelerated and become fully vested, exercisable and payable and will expire on the earlier of (A) the date the Option or SAR would have expired had the Participant continued in such employment and (B) one year after the date such Participant’s service ceases.

(b)Upon termination of employment by the Company for cause (as determined by the Committee in its sole discretion):

(i)any Award then held by the Participant whose restrictions have not lapsed or which has not vested will automatically be forfeited in full and canceled by the Company upon such termination of employment, and

(ii)any Option or SAR then held by the Participant, to the extent exercisable, will automatically be forfeited in full and canceled by the Company upon such termination of employment.

(c)Upon a termination of employment by the Company without cause (as determined by the Committee in its sole discretion) within two years following the occurrence of a Change in Control or upon a termination of employment by the Company without cause (as determined by the Committee in its sole discretion) six months prior to the occurrence of a Change in Control if the Committee reasonably determines in its sole discretion that such termination was at the behest of the acquiring entity (each such termination of employment deemed to be a termination of employment “in connection with” the occurrence of a Change in Control):

(i)any Award (other than an Option or SAR) then held by the Participant will be immediately accelerated and become fully vested, exercisable and payable (and in the case of any such Award that is performance-based, the performance shall be deemed to have been satisfied as of the Change in Control at the greater of (A) the target performance level or (B) actual level of performance achieved through the date of such Change in Control); and

(ii)any Option or SAR then held by the Participant will be immediately accelerated and become fully vested, exercisable and payable shall automatically expire on the earlier of (A) the date the Option or SAR would have expired had the Participant continued in such employment and (B) one year after the date such Participant’s service ceases.

(d)Upon termination of employment for any reason other than death, Disability, or termination of employment by the Company for cause (as determined by the Committee in its sole discretion) or in connection with the occurrence of a Change in Control:

(i)any time-based Award (other than an Option or SAR) then held by the Participant whose restrictions have not lapsed will automatically be forfeited in full and canceled by the Company upon such termination of employment,

(ii)any Option or SAR then held by the Participant, to the extent not exercisable, shall automatically expire upon such termination of employment and, to the extent exercisable, shall automatically expire on the earlier of (A) the date the Option or SAR would have expired had the Participant continued in such employment and (B) one hundred and eighty days (or ninety days in the case of an Option that is intended to qualify as an Incentive Stock Option) after the date the such Participant’s service ceases, and

(iii)any Award then held by the Participant which is not then payable and remains subject to achievement of performance vesting goals will be paid in accordance with its terms at the time such Award would have been payable if the termination of employment had not occurred.

(e)For the avoidance of doubt, unless otherwise determined by the Committee in its sole discretion, for purposes of this Plan (and in particular Section 12 and Section 13 hereof), a change in status from an employee to a consultant or non-employee director, and vice versa, shall not be considered a termination of employment. The Committee, in its sole discretion, shall determine the effect of all matters and questions relating to any termination of employment, including, without limitation, whether a termination of employment has occurred, whether a termination of employment resulted from a discharge for cause, whether a termination of employment was involuntary or without cause under Section 12 above, and all questions of whether particular leaves of absence constitute a termination of employment.

Section 13.Retirement. Unless determined otherwise by the Committee (taking into account any applicable tax consequences) or provided by the Company in the applicable Award Agreement, upon a termination of a Participant’s employment as a result of Retirement, such Retirement shall be treated as a voluntary resignation and Participant’s then outstanding Awards that have not vested, become exercisable and/or become free of restrictions will automatically be forfeited in full and canceled by the Company upon such Retirement and the exercise period applicable to Participant’s then vested and outstanding Options or SARs shall automatically expire on the earlier of (x) the date that ninety (90) days following such Retirement or (y) the original expiration date of such Option or SAR; provided, however that, unless otherwise provided by the Company in the applicable Award Agreement, if, rather than terminating employment for reason of Retirement, such Participant offers to convert to the status of a senior advisor for a period of at least three years pursuant to the terms of the Company’s standard form of senior advisor employment agreement (which includes a non-competition agreement), as may be in effect from time to time, each outstanding Award held by such Participant as of the effective date of such senior advisor employment agreement shall continue to vest in accordance with the terms and conditions of the Plan, the applicable Award Agreement, and the underlying senior advisor employment agreement.

Section 14.Adjustment. In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects Shares such that an adjustment is appropriate under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and kind of Shares which may be delivered in connection with Awards granted thereafter, (ii) the number and kind of Shares by which annual per person Award limitations are measured under Section 4(a), (iii) the number and kind of Shares subject to or deliverable in respect of outstanding Awards and (iv) the exercise price, grant price or purchase price relating to any Award or, if deemed appropriate, the Committee may make provision for a payment of cash or property to the holder of an outstanding Award in consideration for the cancellation thereof. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including Performance Awards and performance goals) in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding sentence, as well as acquisitions and dispositions of businesses and assets) affecting the Company, any Subsidiary or Affiliate or other business unit, or the financial statements of the Company or any Subsidiary or Affiliate, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee’s assessment of the business strategy of the Company, any Subsidiary or Affiliate or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant.

Section 15.Change in Control. In the event of a Change in Control, the double trigger vesting conditions of Section 12(c) shall apply.

Section 16.Compliance with Laws; Transferability.

(a)The Company may, to the extent deemed necessary or advisable by the Committee, postpone the issuance or delivery of Shares or payment of other benefits under any Award until completion of such registration or qualification of such Shares or other required action under any federal or state law, rule or regulation, listing or other required action with respect to any stock exchange or automated quotation system upon which the Shares or other securities of the Company are listed or quoted, or compliance with any other obligation of the Company, as the Committee may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of Shares or payment of other benefits in compliance with applicable laws, rules, and regulations, listing requirements, or other obligations.

(b)Limits on Transferability; Beneficiaries. Except as the Committee may otherwise determine from time to time, (i) no Award and no right under any Award shall be assignable, alienable, saleable or transferable by a Participant otherwise than by will or by the laws of descent and distribution; provided, however, that, if so determined by the Committee, a Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the rights of the Participant, and to receive any property distributable, with respect to any Award upon the death of the Participant; (ii) each Award, and each right under any Award, shall be exercisable during the Participant’s lifetime only by the Participant or, if permissible under applicable law, by the Participant’s guardian or legal representative; and (iii) no Award and no right under any such Award, may be pledged, alienated, attached, or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company. The provisions of this Section 16(b) shall not apply to any Award which has been fully exercised, earned or paid, as the case may be, and shall not preclude forfeiture of an Award in accordance with the terms thereof.

Section 17.Dividends and Dividend Equivalents. Subject to applicable law, the Committee shall be authorized to establish procedures pursuant to which the payment of any Award may be deferred, either automatically, or at the election of the Committee or a Participant. Subject to the provisions of the Plan and any Award Agreement, the Participant receiving the Award (including, without limitation, any deferred Award) may, if so determined by the Committee, be entitled to receive, currently or on a deferred basis, cash dividends, or cash payments in amounts equivalent to cash dividends on Shares (i.e., dividend equivalents), with respect to the number of Shares covered by the Award, as determined by the Committee, in its sole discretion, and the Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested. Reinvestment of dividends in additional Restricted Stock at the time of any dividend payment, and the payment of Shares with respect to dividends to Participants holding Restricted Stock Units Awards, shall only be permissible if sufficient Shares are available under Section 4. In the event that sufficient Shares are not available for such reinvestment or payment, such reinvestment or payment shall be made in the form of a grant of Restricted Stock Units equal in number to the Shares that would have been obtained by such payment or reinvestment, the terms of which Restricted Stock Units shall provide for settlement at the same time as the underlying Restricted Stock or Restricted Stock Units in cash and for dividend equivalent reinvestment in further Restricted Stock Units on the terms contemplated by this Section 17. Any dividend or dividend equivalents with respect to awards that are subject to vesting conditions shall be subject to the same vesting conditions as the underlying awards. Notwithstanding any provision of the Plan or any Award Agreement, no dividend or dividend equivalent payments or other payments will be made in respect of any applicable Award prior to the settlement date of such Award.

Section 18.Certain Tax Provisions.

(a)Withholding. The Company Group shall have the authority and the right to deduct or withhold, or require a holder of any Award to remit to the Company Group, an amount sufficient to satisfy federal, state, local and foreign taxes (including such holder’s FICA, employment tax or other social security contribution obligation) required by law to be withheld with respect to any taxable event concerning a holder arising as a result of the Plan or any Award. In connection therewith, the Company Group shall have the right to require, prior to the issuance or delivery of any Shares or the payment of any cash pursuant to an award made hereunder, payment by the holder of such Award of any federal, state, local or other taxes which may be required to be withheld or paid in connection with such Award. The Committee may, in its sole discretion and in satisfaction of the foregoing requirement, or in satisfaction of such additional withholding obligations as a holder may have elected, provide in an Award Agreement that: (i) the Company Group shall withhold whole Shares which would otherwise be delivered to a holder, having an aggregate Fair Market Value determined as of the date the obligation to withhold or pay taxes arises in connection with an award (the “Tax Date”), or withhold an amount of cash which would otherwise be payable to a holder, in the amount necessary to satisfy any such obligation or (ii) the holder may satisfy any such obligation by any of the following means: (A) a payment in cash or cash equivalents to the Company Group; (B) delivery (either actual delivery or by attestation procedures established by the Company Group) to the Company Group of previously owned whole Shares having an aggregate Fair Market Value, determined as of the Tax Date, equal to the amount necessary to satisfy any such obligation; (C) authorization to the Company Group to withhold whole Shares which would otherwise be delivered having an aggregate Fair Market Value, determined as of the Tax Date, or withhold an amount of cash which would otherwise be payable to a holder, in either case equal to the amount necessary to satisfy any such obligation; (D) in the case of the exercise of an Option, a cash payment by a broker-dealer acceptable to the Company Group to whom the participant has submitted an irrevocable notice of exercise or (E) any combination of (A), (B) and (C), in each case to the extent set forth in the Award Agreement. Shares to be delivered or withheld may not have an aggregate Fair Market Value in excess of the amount determined by applying the statutory withholding rate (or, if permitted by the Company Group, such other rate as will not cause adverse accounting consequences under the accounting rules then in effect, and is permitted under applicable IRS withholding rules). Any fraction of a share of Shares which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by the holder.

(b)Requirement of Notification Upon Disqualifying Disposition Under Section 421(b) of the Code. If any Participant shall make any disposition of Shares delivered pursuant to the exercise of an Incentive Stock Option under the circumstances described in Section 421(b) of the Code, such Participant shall notify the Company of such disposition within ten days thereof.

(c)Section 409A of the Code. The intent of the parties is that payments and benefits under this Plan comply with Section 409A of the Code, to the extent subject thereto, and accordingly, to the maximum extent permitted, this Plan shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, a Participant shall not be considered to have terminated employment with the Company for purposes of this Plan unless the Participant would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. Each amount to be paid or benefit to be provided under this Plan shall be construed as a separate identified payment for purposes of Section

409A of the Code, and any payments described in this Plan that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Plan (or any other plan or agreement of the Company) during the six-month period immediately following a Participant’s separation from service (including for any “specified employee”) shall instead be paid on the first business day after the date that is six months following the Participant’s separation from service (or death, if earlier). The Plan and any Award Agreements issued thereunder may be amended in any respect deemed by the Board or the Committee to be necessary in order to comply with Section 409A of the Code. The Company makes no representation that any or all of the payments described in this Plan will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. Each Participant shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A of the Code.

Section 19.General Provisions.

(a)Neither the Plan nor any action taken hereunder shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or service of the Company or a Subsidiary or Affiliate, (ii) interfering in any way with the right of the Company or a Subsidiary or Affiliate to terminate any Eligible Person’s or Participant’s employment or service at any time (subject to the terms and provisions of any separate written agreements), (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and employees, or (iv) conferring on a Participant any of the rights of a stockholder of the Company unless and until the Participant is duly issued or transferred Shares in accordance with the terms of an Award or an Option is duly exercised. Except as expressly provided in the Plan and an Award Agreement, neither the Plan nor any Award Agreement shall confer on any person other than the Company and the Participant any rights or remedies thereunder.

(b)The prospective recipient of any Award under the Plan shall not, with respect to such Award, be deemed to have become a Participant, or to have any rights with respect to such Award, until and unless such recipient shall have received or executed (if execution is required) an Award Agreement or other instrument evidencing the Award and delivered a copy thereof to the Company, and otherwise complied with the then applicable terms and conditions.

(c)The Committee shall have full power and authority to determine whether, to what extent and under what circumstances any Award shall be canceled or suspended. In addition, all outstanding Awards to any Participant shall be canceled if the Participant, without the consent of the Company, while employed by the Company or after termination of such employment, establishes a relationship with a competitor of the Company or engages in activity which is in conflict with or adverse to the interest of the Company, as determined under the Company’s non-competition policy, as in effect from time to time.

(d)If any provision of this Plan is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan, it shall be stricken and the remainder of the Plan shall remain in full force and effect.

(e)Awards may be granted to employees of the Company or any Subsidiary or Affiliate who are foreign nationals or employed outside the United States, or both, on such terms and conditions different from those applicable to Awards to those employees employed in the United States as may, in the judgment of the Committee, be necessary or desirable in order to recognize differences in local law or tax policy. The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company’s obligation with respect to tax equalization for employees of the Company or any Subsidiary or Affiliate on assignments outside their home country.

Section 20.Prohibition on Repricing. In no event shall the exercise price with respect to an Award be reduced following the grant of an Award, nor shall an Award be cancelled in exchange for a replacement Award with a lower exercise price or in exchange for another type of Award or cash payment without stockholder approval.

Section 21.Effective Date; Amendment and Termination.

(a)The Plan shall take effect upon the approval of the stockholders of the Company (the “Effective Date”). Unless the Plan is earlier terminated by the Board, the Plan will terminate on the tenth (10th) anniversary of the Effective Date. The Board will have the right, at any time to suspend, amend, alter, discontinue or terminate the Plan, provided, however, that no such action shall be made without stockholder approval if such approval is necessary to qualify for or comply with any tax or regulatory requirement for which or with which the Board deems it necessary or desirable to qualify or comply. No termination of the Plan or action by the Board in amending or suspending the Plan may materially impair the rights of a Participant under any outstanding Award, without the consent of the affected Participant, except any such amendment made to cause the Plan to comply with applicable law, stock exchange rules and regulations or accounting or tax rules and regulations.

(b)The Committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate, any Award theretofore granted, prospectively or retroactively, without the consent of any Participant or holder of beneficiary of any Award, provided, however, that no such action shall impair the rights of a Participant or holder of beneficiary under any Award theretofore granted under the Plan.

Section 22.Awards Subject to Clawback. The awards granted under this Plan and any cash payment or Shares delivered pursuant to such an award are subject to forfeiture, recovery by the Company or other action pursuant to the applicable award Agreement or any clawback or recoupment policy which the Company may adopt from time to time, including without limitation any such policy which the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.

Section 23.Governing Law. The Plan will be governed by and construed in accordance with the law of the State of New York.

GREENHILL & CO., INC.

VOTE

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Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 5:00 p.m., Eastern Time, on April 23, 2019.

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Go to **www.investorvote.com/GHL** or scan the QR code — login details are located in the shaded bar below.

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Annual Meeting Proxy Card

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board recommends a vote FOR all nominees, FOR Proposals 2, 4 and 5. The Board makes no recommendation for Proposal 3:

1. Election of Directors:

	For	Withhold		For	Withhold		For	Withhold
01 - Robert F. Greenhill	☐	☐	02 - Scott L. Bok	☐	☐	03 - Steven F. Goldstone	☐	☐
04 - Meryl D. Hartzband	☐	☐	05 - Stephen L. Key	☐	☐	06 - John D. Liu	☐	☐
07 - Karen P. Robards	☐	☐						

	For	Against	Abstain		For	Against	Abstain
2. Advisory vote to approve named executive officer compensation.	☐	☐	☐	3. Shareholder Proposal: Directors to be Elected by Majority Vote.	☐	☐	☐
4. Ratification of the Selection of Ernst & Young LLP to serve as Greenhill's Auditors for the year ending December 31, 2019.	☐	☐	☐	5. Approve 2019 Equity Incentive Plan.	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Greenhill & Co., Inc.

Notice of 2019 Annual Meeting of Stockholders

Greenhill & Co., Inc.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS — APRIL 24, 2019

The undersigned hereby appoints Robert F. Greenhill and Scott L. Bok as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Greenhill & Co., Inc. held of record by the undersigned on March 15, 2019, at the Annual Meeting of Stockholders to be held at Greenhill & Co., Inc., 300 Park Avenue, New York, New York 10022, at 10:30 a.m. on April 24, 2019, or any adjournment or postponement thereof and in their discretion on any other matters that may properly come before the meeting or any adjournment or postponement thereof.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees, FOR Proposal 2, FOR Proposal 4 and FOR Proposal 5. Proxies will NOT vote either FOR or AGAINST the Stockholder Proposal unless the stockholder specifies either FOR or AGAINST the Stockholder Proposal.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark box to the right if you plan to attend the Annual Meeting. ☐